Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

dated as of

October 21, 2009

among

EQUINIX, INC.

SWITCH & DATA FACILITIES COMPANY, INC.

and

SUNDANCE ACQUISITION CORPORATION

i

ii

iii

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER (this “Agreement”) dated as of October 21, 2009 among Equinix, Inc., a Delaware corporation (the “Parent”), Switch & Data Facilities Company, Inc., a Delaware corporation (the “Company”), and Sundance Acquisition Corporation, a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Subsidiary”).

W I T N E S S E T H :

WHEREAS, the respective Boards of Directors of the Company and Merger Subsidiary have approved and deemed it advisable that the respective stockholders of the Company and Merger Subsidiary approve and adopt this Agreement pursuant to which, among other things, Parent will acquire the Company by means of a merger of Merger Subsidiary with and into the Company on the terms and subject to the conditions set forth in this Agreement;

WHEREAS, for U.S. federal income tax purposes, the parties intend that the merger will qualify as a reorganization within the meaning of Section 368(a) of the Code (as defined below) (a “368 Reorganization”) and intend for this Agreement to constitute a “plan of reorganization” within the meaning of Section 1.368-2(g) of the United States Treasury Regulations; and

WHEREAS, concurrently with the execution and delivery of this Agreement, in consideration of Parent entering into this Agreement and incurring certain related fees and expenses, certain stockholders of the Company are executing a voting agreement dated as of the date hereof (the “Voting Agreement”) relating to Company Stock (as defined below) beneficially owned by such stockholders substantially in the form of Exhibit A hereto.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements contained herein, the parties hereto agree as follows:

ARTICLE 1

DEFINITIONS

Section 1.01. Definitions. (a) As used herein, the following terms have the following meanings:

“Acquisition Proposal” means, other than the transactions contemplated by this Agreement, any offer, proposal or inquiry relating to, or any Third Party indication of interest in, (i) any acquisition or purchase, direct or indirect, of 10% or more of the consolidated assets of the Company and its Subsidiaries or 10% or more of any class of equity or voting securities of the Company or any of its Subsidiaries whose assets, individually or in the aggregate, constitute 10% or more of the consolidated assets of the Company, (ii) any tender offer (including a self-tender offer) or exchange offer that, if consummated, would result in such Third Party beneficially owning 10% or more of any class of equity or voting securities of the Company or any of its Subsidiaries whose assets, individually or in the aggregate, constitute 10% or more of the consolidated assets of the Company, (iii) a merger, amalgamation, consolidation, share exchange, business combination, sale of substantially all the assets, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving the Company or any of its Subsidiaries whose assets, individually or in the aggregate, constitute 10% or more of the consolidated assets of the Company, in each such case in this clause (iii) which would result in a Third Party beneficially owning (x) 10% or more of any class of equity or voting securities of the Company or any of its Subsidiaries whose assets, individually or in the aggregate, constitute 10% or more of the consolidated assets of the Company or (y) 10% or more of the consolidated assets of the Company and its Subsidiaries or (iv) any other transaction the consummation of which could reasonably be expected to impede, interfere with, prevent or materially delay the Merger or that could reasonably be expected to dilute materially the benefits to Parent of the transactions contemplated hereby.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such Person.

“Applicable Competition Law” means (i) the HSR Act and (ii) any Applicable Law analogous to the HSR Act or otherwise regulating antitrust, competition or merger control matters in one or more foreign jurisdictions.

“Applicable Law” means, with respect to any Person, any federal, state or local law (statutory, common or otherwise), constitution, treaty, convention, ordinance, code, rule, regulation, order, injunction, judgment, decree, ruling or other similar requirement enacted, adopted, promulgated or applied by a Governmental Authority that is binding upon or applicable to such Person, as amended unless expressly specified otherwise.

“Appraised Shares” means shares of Company Stock as to which payment is made pursuant to Section 262(i) of Delaware Law.

“Average Closing Date Stock Price” means the average of the high and low stock prices of Parent Stock on the Closing Date.

“Business Day” means a day, other than Saturday, Sunday or other day on which commercial banks in New York, New York or Tampa, Florida are authorized or required by Applicable Law to close.

“Closing Date” means the date of Closing.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company Balance Sheet” means the consolidated balance sheet of the Company and its Subsidiaries as of December 31, 2008 and the footnotes thereto set forth in the Company 10-K.

“Company Balance Sheet Date” means December 31, 2008.

“Company Disclosure Schedule” means the disclosure schedule dated the date hereof regarding this Agreement that has been provided by the Company to Parent and Merger Subsidiary.

“Company Intellectual Property” means any and all Intellectual Property owned by or exclusively licensed to the Company or any of its Subsidiaries, including the Registered Company Intellectual Property.

“Company Stock” means the common stock, $0.0001 par value, of the Company.

“Company 10-K” means the Company’s annual report on Form 10-K for the fiscal year ended December 31, 2008.

“Contract” means any written or oral contract, agreement, note, bond, indenture, mortgage, guarantee, option, lease, license, sales or purchase order, warranty, commitment or other instrument, obligation or binding arrangement or understanding of any kind.

“Delaware Law” means the General Corporation Law of the State of Delaware.

“Dissenting Shares” means shares of Company Stock as to which prior to the Election Deadline a demand for appraisal has been made in accordance with Delaware Law and not withdrawn and as to which the right to appraisal has not otherwise been lost in accordance with the provisions of Delaware Law.

“Environmental Laws” means any Applicable Laws relating to the prevention of pollution or protection of the environment and the prevention of adverse human health effects related thereto, including releases of Hazardous Substances to the environment, or to the proper management, handling or disposal of Hazardous Substances.

“Environmental Permits” means all permits, licenses, franchises, certificates, approvals and other similar authorizations of Governmental Authorities relating to or required by Environmental Laws for the business of the Company or any of its Subsidiaries.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” of any entity means any other entity that, together with such entity, would be treated as a single employer under Section 414 of the Code.

“GAAP” means generally accepted accounting principles in the United States.

“Governmental Authority” means any transnational, domestic or foreign federal, state or local governmental, regulatory or administrative authority, department, court, agency or official, including any political subdivision thereof.

“Hazardous Substance” means any substance or material, regulated under any Environmental Law, that is: (i) defined as a hazardous substance in the Comprehensive Environmental Response, Compensation, and Liability Act of 1980 at 42 USC 9601(14) or (ii) a petroleum or petroleum product, byproduct or waste.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

“Indebtedness” means, collectively, any (i) indebtedness for borrowed money, (ii) indebtedness evidenced by any bond, debenture, note, mortgage, indenture or other debt instrument or debt security, (iii) amounts owing as deferred purchase price for the purchase of any property, (iv) obligations under capitalized leases or leases required to be capitalized under GAAP or (v) guarantees with respect to any indebtedness or obligation of a type described in clauses (i) through (iii) above of any other Person.

“Intellectual Property” means (i) trademarks, service marks, brand names, certification marks, trade dress, domain names and other indications of origin, the goodwill associated with the foregoing and registrations in any jurisdiction of, and applications in any jurisdiction to register, the foregoing, including any extension, modification or renewal of any such registration or application, (ii) inventions and discoveries, whether patentable or not, in any jurisdiction, patents, applications for patents (including divisions, continuations, continuations in part and renewal applications), and any renewals, extensions or reissues thereof, in any jurisdiction, (iii) Trade Secrets, (iv) writings and other works, whether copyrightable or not, in any jurisdiction, and any and all copyright rights, whether registered or not, and registrations or applications for registration of copyrights in any jurisdiction, and any renewals or extensions thereof, (v) moral rights, database rights, design rights, industrial property rights, publicity rights and privacy rights and (vi) any similar intellectual property or proprietary rights.

“International Plan” means any Employee Plan that covers any employee or former employee of the Company or any of its Subsidiaries who is or was employed by the Company or any of its Subsidiaries outside the United States.

“IT Assets” means computers, computer software, firmware, middleware, servers, workstations, routers, hubs, switches, data communications lines and all other information technology equipment, and all associated documentation owned by the Company or its Subsidiaries or licensed or leased by the Company or its Subsidiaries pursuant to written agreement (excluding any public networks).

“knowledge” means, with respect to the Company, the actual knowledge of any of William Luby, Keith Olsen, George Pollock, Jr. and Clayton Mynard, and, with respect to Parent, the actual knowledge of Stephen Smith, Keith Taylor, Mark Adams and Brandi Galvin Morandi.

“Lien” means, with respect to any property or asset, any mortgage, lien, pledge, charge, security interest, encumbrance or other adverse claim of any kind in respect of such property or asset. For purposes of this Agreement, a Person shall be deemed to own subject to a Lien any property or asset that it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such property or asset.

“Material Adverse Effect” means, with respect to any Person, a material adverse effect on (i) the condition (financial or otherwise), business, assets or results of operations of such Person and its Subsidiaries, taken as a whole, excluding any effect resulting from (A) changes in the financial or securities markets (including, but not limited to, changes in currency exchange rates and interest rates) or changes in general global, national or regional economic or political conditions, in each case not having a materially disproportionate effect on such Person and its Subsidiaries, taken as a whole, relative to other participants in the industry of the parties, (B) changes (including changes of Applicable Law or in GAAP or regulatory accounting requirements) or conditions generally affecting such Person’s industry and not specifically relating to or having a materially disproportionate effect on such Person and its Subsidiaries, taken as a whole, relative to other participants in such Person’s industry, (C) acts of war, sabotage or terrorism or natural disasters not having a materially disproportionate effect on such Person and its Subsidiaries, taken as a whole, relative to other participants in such Person’s industry, (D) the announcement, pendency or consummation of the transactions contemplated by this Agreement, including (1) any loss of, or adverse change in, the relationship of such Person and its Subsidiaries with their respective employees, customers, distributors, partners or suppliers to the extent resulting therefrom and (2) any Proceeding made or brought by any stockholder of such Person (on the stockholder’s own behalf or on behalf of such Person) arising out of or related to the Merger, this Agreement or any of the transactions contemplated hereby, (E) any failure by such Person and its Subsidiaries to meet any internal or published budgets, projections, forecasts or predictions of financial performance for any period, it being understood that this clause (E) shall not exclude any of the underlying causes or contributors to such failure from being considered in any determination with respect to a Material Adverse Effect, (F) changes in the market price or trading volume of such Person’s stock or (G) any action taken by such Person or its Subsidiaries at the written request of the other party to this Agreement (assuming, for purposes of this clause (G), that Parent and Merger Subsidiary are one party) or that is expressly required pursuant to this Agreement or (ii) such Person’s ability to consummate the transactions contemplated by this Agreement.

“Nasdaq” means the Nasdaq Stock Market.

“1934 Act” means the Securities Exchange Act of 1934, as amended.

“1933 Act” means the Securities Act of 1933, as amended.

“Non-Dissenting Shares” means the number of shares of Company Stock outstanding immediately prior to the Effective Time that are not Dissenting Shares, reduced by (i) shares of Company Stock held by the Company as treasury stock (other than shares in a Company Employee Plan), to the extent such shares are deemed outstanding and (ii) shares of Company Stock owned by Parent immediately prior to the Effective Time.

“Parent Balance Sheet” means the consolidated balance sheet of Parent and its Subsidiaries as of December 31, 2008 and the footnotes thereto set forth in the Parent 10-K.

“Parent Disclosure Schedule” means the disclosure schedule dated the date hereof regarding this Agreement that has been provided by Parent to the Company.

“Parent Stock” means the common stock, $0.001 par value, of Parent.

“Parent 10-K” means Parent’s annual report on Form 10-K for the fiscal year ended December 31, 2008.

“Permitted Lien” means (i) any Lien disclosed on the Company Balance Sheet, (ii) any Lien for Taxes not yet due or being contested in good faith by any appropriate Proceedings (and for which adequate accruals or reserves have been established on the Company Balance Sheet), (iii) mechanic’s and other similar statutory liens that do not materially detract from the value or materially interfere with any present or intended use of the property or assets to which such Lien relates and (iv) any Lien (other than those securing Indebtedness) incurred in the ordinary course of business consistent with past practice that does not materially detract from the value or materially interfere with any present or intended use of the property or assets to which such Lien relates.

“Person” means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

“Proceeding” means any suit, claim, action, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, audit, investigation or inquiry commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Authority or any arbitrator or arbitration panel.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002.

“SEC” means the Securities and Exchange Commission.

“Subsidiary” means, with respect to any Person, any entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at any time directly or indirectly owned by such Person.

“Third Party” means any Person, including as defined in Section 13(d) of the 1934 Act, other than Parent or any of its Affiliates.

“Trade Secrets” means trade secrets and confidential information and rights in any jurisdiction to limit the use or disclosure thereof by any Person.

(b) Each of the following terms is defined in the Section set forth opposite such term:

Term	Section
Adverse Recommendation Change	6.03
Agreement	Preamble
Cash Election	2.02
Cash Reduction Amount	2.02
Certificates	2.03
Closing	2.01
Company	Preamble
Company Board Recommendation	4.02
Company Employee Plans	4.17
Company Lease	4.14
Company SEC Documents	4.07
Company Restricted Stock Awards	2.05
Company Securities	4.05
Company Stockholder Approval	4.02
Company Stockholder Meeting	6.02
Company Stock Option	2.05
Company Subsidiary Securities	4.06
Continuing Employees	7.06
D&O Insurance	7.03
Effective Time	2.01
Election Deadline	2.02
Election Form	2.02
End Date	10.01
Exchange Agent	2.03
Inbound Licenses	4.15

Term	Section
Indemnified Person	7.03
Internal Controls	4.07
Intervening Event	6.03
Material Contract	4.19
Merger	2.01
Merger Consideration	2.02
Merger Subsidiary	Preamble
Non-Disclosure Agreement	6.03
Non-Electing Shares	2.02
Option Exchange Ratio	2.05
Outbound Licenses	4.15
Parent	Preamble
Parent Employee Plan	7.06
Parent Lease	5.14
Parent Restricted Stock Awards	2.05
Parent SEC Documents	5.07
Parent Stockholder Approval	8.01
Parent Stockholder Meeting	8.01
Parent Subsidiary Securities	5.06
Per Share Merger Consideration	2.05
Proxy Statement	4.09
Registration Statement	4.09
Registered Company Intellectual Property	4.15
Representatives	6.03
Stock Election	2.02
Superior Proposal	6.03
Surviving Corporation	2.01
Tax	4.16
Tax Return	4.16
Tax Sharing Agreements	4.16
Taxing Authority	4.16
Termination Fee	11.04
368 Reorganization	Preamble
Uncertificated Shares	2.03
Voting Agreement	Preamble
WARN Act	4.17

Section 1.02. Other Definitional and Interpretative Provisions. The words “hereof”, “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof. References to Articles, Sections, Exhibits and Schedules are to Articles, Sections, Exhibits and Schedules of this Agreement unless otherwise specified. All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any Exhibit or Schedule but not otherwise defined therein, shall have the meaning as defined in this Agreement. Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”, whether or not they are in fact followed by those words or words of like import. “Writing”, “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. References to any statute shall be deemed to refer to such statute as amended from time to time and to any rules or regulations promulgated thereunder. References to any agreement or contract are to that agreement or contract as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof; provided that with respect to any agreement or contract listed on any schedules hereto, all such amendments, modifications or supplements must also be listed in the appropriate schedule. References to any Person include the successors and permitted assigns of that Person. References from or through any date mean, unless otherwise specified, from and including or through and including, respectively. References to “law”, “laws” or to a particular statute or law shall be deemed also to include any Applicable Law.

ARTICLE 2

THE MERGER

Section 2.01. The Merger. (a) At the Effective Time, Merger Subsidiary shall be merged (the “Merger”) with and into the Company in accordance with Delaware Law, whereupon the separate existence of Merger Subsidiary shall cease, and the Company shall be the surviving corporation (the “Surviving Corporation”).

(b) Subject to the provisions of Article 9, the closing of the Merger (the “Closing”) shall take place: (i) unless otherwise agreed by Parent and the Company, via an electronic closing in which separate counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument, will first be delivered by a facsimile or electronic mail exchange of signature pages, with originals to follow by reputable overnight courier addressed to each party’s counsel and (ii) as soon as possible, but in any event no later than two Business Days after the date the conditions set forth in Article 9 (other than conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or, to the extent permissible, waiver of those conditions at the Closing) have been satisfied or, to the extent permissible, waived by the party or parties entitled to the benefit of such conditions, at such other time or on such other date as Parent and the Company may mutually agree. If the parties deem a physical closing to be necessary, it shall take place at the offices of Davis Polk & Wardwell LLP, 1600 El Camino Real, Menlo Park, CA 94025.

(c) At the Closing, the Company and Merger Subsidiary shall file a certificate of merger with the Delaware Secretary of State and make all other filings or recordings required by Delaware Law in connection with the Merger. The Merger shall become effective at such time (the “Effective Time”) as the certificate of merger is duly filed with the Delaware Secretary of State (or at such later time as may be specified in the certificate of merger).

(d) From and after the Effective Time, the Surviving Corporation shall possess all the rights, powers, privileges and franchises and be subject to all of the obligations, liabilities, restrictions and disabilities of the Company and Merger Subsidiary, all as provided under Delaware Law.

Section 2.02. Conversion of Shares. At the Effective Time:

(a) Except as otherwise provided in this Section 2.02, Section 2.04 and Section 2.05, each share of Company Stock outstanding immediately prior to the Effective Time shall be converted into (i) 0.19409 shares of Parent Stock, (ii) $19.06 in cash, without interest or (iii) a combination of Parent Stock and cash, without interest (the “Merger Consideration”), the consideration into which such share shall be converted being determined as set forth below in this Section 2.02. As of the Effective Time, all such shares of Company Stock shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and shall thereafter represent only the right to receive the Merger Consideration, including any cash in lieu of any fractional share of Parent Stock pursuant to Section 2.07, and the right to receive any dividends or other distributions pursuant to Section 2.03(f), in each case to be paid or issued in accordance with Section 2.03, without interest.

(b) Each share of Company Stock held by the Company as treasury stock (other than shares in a Company Employee Plan) or owned by Parent immediately prior to the Effective Time shall be canceled, and no payment shall be made with respect thereto.

(c) Each share of common stock of Merger Subsidiary outstanding immediately prior to the Effective Time shall be converted into and become one share of common stock of the Surviving Corporation with the same rights, powers and privileges as the shares so converted and shall constitute the only outstanding shares of capital stock of the Surviving Corporation.

(d) Prior to the date of the Company Stockholder Meeting Parent and the Company shall prepare a form (an “Election Form”) pursuant to which a holder of shares of Company Stock may specify the number of such shares owned by such holder that the holder desires to be converted into a right to receive cash in the Merger and the number of such shares that the holder desires to be converted into a right to receive shares of Parent Stock in the Merger. The Company shall cause an Election Form to be included with the Company Proxy

Statement and mailed to each holder of shares of Company Stock as of the record date for such meeting.

(e) Each holder of shares of Company Stock (other than holders of such shares that, in accordance with this Section, are to be canceled in the Merger and holders of Dissenting Shares) shall have the right to specify in an Election Form the number of such shares owned by such holder that the holder desires to have converted into the right to receive cash in the Merger (a “Cash Election”) and the number of such shares that the holder desires to have converted into the right to receive shares of Parent Stock in the Merger (a “Stock Election”). A Cash Election or a Stock Election shall be effective only if the Exchange Agent (as hereinafter defined) shall have received no later than 5:00 p.m. New York City time on the date of the Company Stockholder Meeting (the “Election Deadline”) an Election Form covering the shares of Company Stock to which such Cash Election and/or Stock Election applies, executed and completed in accordance with the instructions set forth in such Election Form. A Cash Election or Stock Election may be revoked or changed only by delivering to the Exchange Agent, prior to the Election Deadline, a written notice of revocation or, in the case of a change, a properly completed revised Election Form that identifies the shares of Company Stock to which such revised Election Form applies. Delivery to the Exchange Agent prior to the Election Deadline of a revised Election Form with respect to any shares of Company Stock shall result in the revocation of all prior Election Forms with respect to such shares of Company Stock. Any termination of this Agreement in accordance with Article 10 shall result in the revocation of all Election Forms delivered to the Exchange Agent on or prior to the date of such termination. For purposes of this Agreement, “Non-Electing Shares” means all shares of Company Stock (other than Dissenting Shares and shares of Company Stock that are to be canceled in the Merger) as to which neither an effective Cash Election nor an effective Stock Election has been made as of the Election Deadline.

(f) Parent and the Company shall have the right to make rules, not inconsistent with the terms of this Agreement, governing the validity and effectiveness of Election Forms, the manner and extent to which Cash Elections and Stock Elections are to be taken into account in making the determinations required by this Section and the payment of the Merger Consideration.

(g) As more fully set forth below, the number of shares of Company Stock to be converted into cash in the Merger shall be equal as nearly as practicable to 20% of the total number of shares of Company Stock outstanding at the Effective Time and the number of shares of Company Stock to be converted into shares of Parent Stock in the Merger shall be equal as nearly as practicable to 80% of the total number of shares of Company Stock outstanding at the Effective Time, in each case excluding Appraised Shares.

(h) If the number of shares of Company Stock as to which an effective Cash Election has been made exceeds 20% of the total number of Non-Dissenting

Shares, then (x) each share as to which an effective Stock Election has been made and each Non-Electing Share shall be converted into the right to receive 0.19409 shares of Parent Stock and (y) each share as to which an effective Cash Election has been made shall be converted into:

(A) an amount in cash, without interest, determined by multiplying (1) $19.06 by (2) a fraction, the numerator of which is 20% of the total number of shares of Non-Dissenting Shares and the denominator of which is the total number of shares of Company Stock as to which effective Cash Elections have been made; and

(B) that number of shares (or fraction of a share) of Parent Stock determined by multiplying (1) 0.19409 by (2) a fraction, the numerator of which is $19.06 minus the amount of cash determined pursuant to clause (A) above, and the denominator of which is $19.06.

(i) If the number of shares of Company Stock as to which effective Stock Elections are made exceeds 80% of the total number of Non-Dissenting Shares, then (i) each share as to which an effective Cash Election has been made and each Non-Electing Share shall be converted into the right to receive $19.06 in cash, without interest, and (ii) each share of Company Stock as to which an effective Stock Election has been made shall be converted into:

(A) that number of shares (or fraction of a share) of Parent Stock determined by multiplying (1) 0.19409 by (2) a fraction, the numerator of which is 80% of the total number of Non-Dissenting Shares, and the denominator of which is the number of such shares as to which effective Stock Elections have been made; and

(B) an amount in cash, without interest, equal to (1) $19.06 minus (2) an amount determined by multiplying the number of shares (or fraction of a share) of Parent Stock determined pursuant to clause (A) above by a fraction, the numerator of which is $19.06 and the denominator of which is 0.19409.

(j) If Section 2.02(h) is not applicable and the number of shares of Company Stock as to which effective Stock Elections are made is less than or equal to 80% of the total number of Non-Dissenting Shares, then each share of Company Stock covered by an effective Cash Election shall be converted into the right to receive $19.06 in cash per share, without interest, each share of Company Stock covered by an effective Stock Election shall be converted into the right to receive 0.19409 shares of Parent Stock and the Non-Electing Shares shall be converted into the right to receive 0.19409 shares of Parent Stock, until the sum of the number of shares covered by an effective Stock Election and the number of Non-Electing Shares converted into a right to receive Parent Stock equals at least 80% of the total number of Non-Dissenting Shares, and thereafter Non-Electing Shares will be converted into the right to receive $19.06 in cash per share, without interest. The Exchange Agent shall determine by lot (or by such other method as Parent may deem reasonable) which of the Non-Electing Shares will be converted into a right to receive cash and which of the Non-Electing Shares will be converted into a right to receive Parent Stock.

(k) Notwithstanding anything herein to the contrary, if, after any other adjustments are made pursuant to Section 2.02 and 2.06, the tax opinion of Parent’s counsel referred to in Section 9.02(g) or the tax opinion of the Company’s counsel referred to in Section 9.03(b) cannot be rendered (as reasonably determined by such counsel) as a result of the Merger potentially failing to satisfy Section 368(a)(2)(E)(ii) of the Code, then the amount of cash payable with respect to each share of Company Stock that would otherwise receive cash pursuant to Section 2.02 (other than Dissenting Shares) shall be proportionately reduced (such share’s “Cash Reduction Amount”), and the number of shares of Parent Stock payable with respect to each such share of Company Stock shall be increased by an amount equal to such share’s Cash Reduction Amount divided by the Average Closing Date Stock Price, to the minimum extent necessary to enable such tax opinion to be rendered (such determination to be made as of the Closing Date).

(l) Notwithstanding any other provision of this Section 2.02, the Merger Consideration payable with respect to each share of Company Stock that is a Dissenting Share immediately prior to the Effective Time and that fails to perfect, withdraws or otherwise loses the right to appraisal pursuant to Delaware Law shall be:

(A) an amount in cash, without interest, determined by dividing (i) the total amount of cash payable to holders of Non-Dissenting Shares at the Effective Time (not including cash paid in lieu of fractional shares of Company Stock), after taking into account any adjustments, including pursuant to Section 2.02(k), by (ii) the total number of Non-Dissenting Shares; and

(B) that number of shares of Parent Stock determined by dividing (i) the total number of shares of Parent Stock payable to holders of Non-Dissenting Shares at the Effective Time (including fractional shares of Company Stock), after taking into account any adjustments, by (ii) the total number of Non-Dissenting Shares.

Section 2.03. Surrender and Payment. (a) Prior to the record date for the Company Stockholder Meeting, Parent shall appoint an agent (the “Exchange Agent”) reasonably acceptable to the Company for the purpose of exchanging for the Merger Consideration (i) certificates representing shares of Company Stock (the “Certificates”) and (ii) uncertificated shares of Company Stock (the

“Uncertificated Shares”) and for the purpose of receiving Election Forms and determining, in accordance with Section 2.02, the form of the Merger Consideration to be received by each holder of Shares. No later than one Business Day after the Effective Time, Parent shall deposit with the Exchange Agent the cash portion of the aggregate Merger Consideration. In addition, Parent shall make available to the Exchange Agent, as needed, the Parent Stock portion of the aggregate Merger Consideration to be paid in respect of the Certificates and the Uncertificated Shares and any cash required to be paid in respect of fractional shares of Parent Stock pursuant to Section 2.07. Promptly after the Effective Time, Parent shall send, or shall cause the Exchange Agent to send, to each holder of shares of Company Stock at the Effective Time a letter of transmittal and instructions (which shall specify that the delivery shall be effected, and risk of loss and title shall pass, only upon proper delivery of the Certificates or transfer of the Uncertificated Shares to the Exchange Agent) for use in such exchange.

(b) Each holder of shares of Company Stock that have been converted into the right to receive the Merger Consideration shall be entitled to receive, upon (i) surrender to the Exchange Agent of a Certificate, together with a properly completed letter of transmittal, or (ii) receipt of an “agent’s message” by the Exchange Agent (or such other evidence, if any, of transfer as the Exchange Agent may reasonably request) in the case of a book-entry transfer of Uncertificated Shares, the Merger Consideration in respect of the Company Stock represented by a Certificate or Uncertificated Share. The shares of Parent Stock constituting part of such Merger Consideration, at Parent’s option, shall be in uncertificated book-entry form, unless a physical certificate is requested by a holder of shares of Company Stock or is otherwise required under Applicable Law. Until so surrendered or transferred, as the case may be, each such Certificate or Uncertificated Share shall represent after the Effective Time for all purposes only the right to receive the Merger Consideration, including any cash in lieu of any fractional share of Parent Stock pursuant to Section 2.07, and the right to receive any dividends or other distributions pursuant to Section 2.03(f), in each case to be paid or issued in accordance with Section 2.03, without interest.

(c) If any portion of the Merger Consideration is to be paid to a Person other than the Person in whose name the surrendered Certificate or the transferred Uncertificated Share is registered, it shall be a condition to such payment that (i) either such Certificate shall be properly endorsed or shall otherwise be in proper form for transfer or such Uncertificated Share shall be properly transferred and (ii) the Person requesting such payment shall pay to the Exchange Agent any transfer or other taxes required as a result of such payment to a Person other than the registered holder of such Certificate or Uncertificated Share or establish to the satisfaction of the Exchange Agent that such tax has been paid or is not payable.

(d) After the Effective Time, there shall be no further registration of transfers of shares of Company Stock. If, after the Effective Time, Certificates or Uncertificated Shares are presented to the Surviving Corporation or the Exchange

Agent, they shall be canceled and exchanged for the Merger Consideration provided for, and in accordance with the procedures set forth, in this Article 2.

(e) Any portion of the aggregate Merger Consideration made available to the Exchange Agent pursuant to Section 2.03(a) that remains unclaimed by the holders of shares of Company Stock one year after the Effective Time shall be returned to Parent, upon demand, and any such holder who has not exchanged shares of Company Stock for the Merger Consideration in accordance with this Section 2.03 prior to that time shall thereafter look only to Parent for payment of the Merger Consideration, and any dividends and distributions with respect thereto pursuant to Section 2.03(f), in respect of such shares without any interest thereon. Notwithstanding the foregoing, Parent shall not be liable to any holder of shares of Company Stock for any amounts paid to a public official pursuant to applicable abandoned property, escheat or similar laws. Any amounts remaining unclaimed by holders of shares of Company Stock two years after the Effective Time (or such earlier date, immediately prior to such time when the amounts would otherwise escheat to or become property of any Governmental Authority) shall become, to the extent permitted by Applicable Law, the property of Parent free and clear of any claims or interest of any Person previously entitled thereto.

(f) No dividends or other distributions with respect to securities of Parent constituting part of the Merger Consideration, and no cash payment in lieu of fractional shares as provided in Section 2.07, shall be paid to the holder of any Certificates not surrendered or of any Uncertificated Shares not transferred until such Certificates or Uncertificated Shares are surrendered or transferred, as the case may be, as provided in this Section. Following such surrender or transfer, there shall be paid, without interest, to the Person in whose name the securities of Parent have been registered, (i) at the time of such surrender or transfer, the amount of any cash payable in lieu of fractional shares to which such Person is entitled pursuant to Section 2.07 and the amount of all dividends or other distributions with a record date after the Effective Time previously paid or payable on the date of such surrender with respect to such securities and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time and prior to surrender or transfer and with a payment date subsequent to surrender or transfer payable with respect to such securities.

Section 2.04. Dissenting Shares.

(a) If, after the Effective Time, a holder of shares of Company Stock that were Dissenting Shares immediately prior to the Effective Time fails to perfect, withdraws or otherwise loses the right to appraisal pursuant to Delaware Law, such shares shall be treated as if they had been converted as of the Effective Time into the right to receive the Merger Consideration as provided in Section 2.02(l). Except as provided in Section 2.02(l) and the immediately preceding sentence, shares of Company Stock outstanding immediately prior to the Effective Time and held by a holder who has not voted in favor of the Merger or consented thereto in writing and who has demanded appraisal for such shares in accordance with Delaware Law shall not be converted into the right to receive the Merger Consideration. Appraised Shares shall be treated as provided in Section 262 of Delaware Law.

(b) The Company shall give Parent prompt notice of any demands received by the Company for appraisal of shares, and Parent shall have the right to direct all negotiations and Proceedings with respect to such demands. Except with the prior written consent of Parent, the Company shall not make any payment with respect to, or offer to settle or settle, any such demands.

Section 2.05. Company Equity Awards. (a) At the Effective Time, each unexpired and unexercised outstanding option granted or issued under stock incentive plans of the Company in effect on the date hereof (a “Company Stock Option”) shall be automatically converted into, and substituted with, an option to purchase that number of shares of Parent Stock equal to the number of shares of Company Stock subject to the Company Stock Option immediately prior to the Effective Time multiplied by the Option Exchange Ratio (and rounded down to the nearest whole share), with an exercise price per share equal to the exercise price per share that existed under the corresponding Company Stock Option divided by the Option Exchange Ratio (and rounded up to the nearest whole cent), and with the same vesting schedule (including any accelerated vesting pursuant to the agreements listed in Section 4.17(d) of the Company Disclosure Schedule) as was applicable under such Company Stock Option immediately before the Effective Time. The “Option Exchange Ratio” shall be equal to the quotient (rounded to five decimal points) obtained by dividing the Per Share Merger Consideration by the closing price of Parent Stock on Nasdaq on the Closing Date. For this purpose, “Per Share Merger Consideration” means the quotient (rounded to five decimal points) obtained by dividing (i) the value on the Closing Date of the aggregate Merger Consideration (excluding any portion allocated to Dissenting Shares), with the value of the Parent Stock portion of the Merger Consideration calculated based on the closing price of Parent Stock on Nasdaq on the Closing Date, by (ii) the total number of shares of Company Stock outstanding immediately prior to the Closing Date (excluding any Dissenting Shares). It is intended that the foregoing conversion shall be carried out in a manner satisfying the requirements of Sections 424(a) and 409A of the Code.

(b) Each award with respect to shares of Company Stock outstanding as of the Effective Time granted pursuant to any employee stock or compensation plan or arrangement which is subject to forfeiture risk that remains unvested as of the Effective Time or restricted stock units (collectively, “Company Restricted Stock Awards”) shall be converted at the Effective Time into the right (which may in the form of a unit) to receive a number of shares of Parent Common Stock equal to the number of shares of Company Stock subject to such Company Restricted Stock Award multiplied by the Option Exchange Ratio (“Parent Restricted Stock Awards”). The terms and conditions of the Parent Restricted Stock Awards shall have the same vesting schedule (including any accelerated vesting pursuant to the agreements listed on Section 4.17(d) of the Company Disclosure Schedule), with appropriate adjustments for performance-based conditions, as the Company Restricted Stock Awards.

(c) Parent shall take such actions as are necessary for the assumption of the Company Stock Options and Company Restricted Stock Awards pursuant to this Section 2.05, including the reservation, issuance and listing of Parent Stock as is necessary to effectuate the transactions contemplated by this Section 2.05. Parent shall prepare and file with the SEC a registration statement on an appropriate form with respect to the shares of Parent Stock promptly following the Effective Time and shall use its reasonable efforts to maintain the effectiveness of such registration statement for so long as such awards remain outstanding.

Section 2.06. Adjustments. If, during the period between the date of this Agreement and the Effective Time, any change in the outstanding shares of capital stock of the Company or Parent shall occur, including by reason of any reclassification, recapitalization, stock split or combination, exchange or readjustment of shares, or any stock dividend thereon with a record date during such period, but excluding any change that results from any exercise of options outstanding as of the date hereof to purchase shares of Company Stock granted under the Company’s stock option or compensation plans or arrangements, the Merger Consideration and any other amounts payable pursuant to this Agreement shall be appropriately adjusted.

Section 2.07. Fractional Shares. No fractional shares of Parent Stock shall be issued in the Merger. All fractional shares of Parent Stock that a holder of shares of Company Stock would otherwise be entitled to receive as a result of the Merger shall be aggregated and if a fractional share results from such aggregation, such holder shall be entitled to receive, in lieu thereof, an amount in cash without interest determined by multiplying the closing price of Parent Stock on Nasdaq on the Closing Date by the fraction of a share of Parent Stock to which such holder would otherwise have been entitled.

Section 2.08. Withholding Rights. Notwithstanding any provision contained herein to the contrary, each of the Exchange Agent, the Surviving Corporation, Parent and their respective agents shall be entitled to deduct and withhold from the consideration otherwise payable to any Person pursuant to this Agreement such amounts as it is required to deduct and withhold with respect to the making of such payment under any provision of federal, state, local or foreign tax law. If the Exchange Agent, the Surviving Corporation, Parent or any of their respective agents, as the case may be, so withholds amounts, such amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Company Stock in respect of which the Exchange Agent, the Surviving Corporation, Parent or the agent, as the case may be, made such deduction and withholding.

Section 2.09. Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Exchange Agent, the posting by such Person of a bond, in such reasonable amount as the Exchange Agent may direct, as indemnity against any claim that may be made against it with respect to such Certificate, Parent shall direct the Exchange Agent to issue, in exchange for such lost, stolen or destroyed Certificate, the Merger Consideration to be paid in respect of the shares of Company Stock represented by such Certificate, as contemplated by this Article 2.

Section 2.10. Tax Consequences. For federal income tax purposes, the Merger is intended to constitute a 368 Reorganization. The parties to this Agreement hereby adopt this Agreement as a “plan of reorganization” within the meaning of Section 1.368-2(g) of the United States Treasury Regulations.

ARTICLE 3

THE SURVIVING CORPORATION

Section 3.01. Certificate of Incorporation. The certificate of incorporation of the Company in effect at the Effective Time shall be the certificate of incorporation of the Surviving Corporation until amended in accordance with Applicable Law.

Section 3.02. Bylaws. The bylaws of the Company in effect at the Effective Time shall be the bylaws of the Surviving Corporation until amended in accordance with Applicable Law.

Section 3.03. Directors and Officers. From and after the Effective Time, until successors are duly elected or appointed and qualified in accordance with Applicable Law, (i) the directors of Merger Subsidiary at the Effective Time shall be the directors of the Surviving Corporation and (ii) the officers of the Company at the Effective Time shall be the officers of the Surviving Corporation.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Subject to Section 11.05, except as disclosed in any Company SEC Document filed after December 31, 2008 and before the date of this Agreement or as set forth in the Company Disclosure Schedule, the Company represents and warrants to Parent that:

Section 4.01. Corporate Existence and Power. The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has all corporate powers and all governmental licenses, authorizations, permits, consents and approvals required to carry on its business as now conducted, except for those licenses, authorizations, permits, consents and approvals the absence of which would not have, individually or in the aggregate, a Material Adverse Effect on the Company. The Company is duly qualified to do business as a foreign corporation and is in good standing (or has active status) in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company. The Company has heretofore made available to Parent true and complete copies of the certificate of incorporation and bylaws of the Company as currently in effect.

Section 4.02. Corporate Authorization. (a) The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby are within the Company’s corporate powers and, except for the required approval of the Company’s stockholders in connection with the consummation of the Merger, have been duly authorized by all necessary corporate action on the part of the Company. The affirmative vote of the holders of a majority of the outstanding shares of Company Stock is the only vote of the holders of any of the Company’s capital stock necessary in connection with the consummation of the Merger (the “Company Stockholder Approval”). This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery hereof by Parent and Merger Subsidiary, constitutes a valid and binding agreement of the Company enforceable against the Company in accordance with its terms (subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws affecting creditors’ rights generally and general principles of equity).

(b) At a meeting duly called and held, the Company’s Board of Directors has (i) unanimously determined that this Agreement and the transactions contemplated hereby are fair to and in the best interests of the Company’s stockholders, (ii) unanimously approved, adopted and declared advisable this Agreement and the transactions contemplated hereby and (iii) unanimously resolved, subject to Section 6.03(b), to recommend approval and adoption of this Agreement by its stockholders (such recommendation, the “Company Board Recommendation”).

Section 4.03. Governmental Authorization. The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby require no action by or in respect of, or filing with, any Governmental Authority other than (i) the filing of a certificate of merger with respect to the Merger with the Delaware Secretary of State and appropriate documents with the relevant authorities of other states in which the Company is qualified to do business, (ii) compliance with any applicable requirements of any Applicable Competition Law, (iii) compliance with any applicable requirements of the 1933 Act, the 1934 Act, and any other state or federal securities laws, (iv) compliance with any applicable requirements of Nasdaq and (v) any actions or filings the absence of which would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

Section 4.04. Non-Contravention. The execution, delivery and performance by the Company of this Agreement and the consummation of the transactions contemplated hereby do not and will not (i) contravene, conflict with, or result in any violation or breach of any provision of the certificate of incorporation or bylaws of the Company, (ii) assuming compliance with the matters referred to in Section 4.03, contravene, conflict with or result in a violation or breach of any provision of any Applicable Law, (iii) require any consent or other action by any Person under, constitute a default, or an event that, with or without notice or lapse of time or both, would constitute a default, under, or cause or permit the termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit to which the Company or any of its Subsidiaries is entitled under any provision of any agreement or other instrument binding upon the Company or any of its Subsidiaries or any license, franchise, permit, certificate, approval or other similar authorization affecting, or relating in any way to, the assets or business of the Company and its Subsidiaries or (iv) result in the creation or imposition of any Lien on any asset of the Company or any of its Subsidiaries, with only such exceptions, in the case of each of clauses (ii) through (iv), as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

Section 4.05. Capitalization. (a) The authorized capital stock of the Company consists of 200,000,000 shares of Company Stock and 25,000,000 shares of preferred stock, $0.0001 per share. As of October 19, 2009, there were outstanding 34,580,077 shares of Company Stock and employee stock options to purchase an aggregate of 3,241,823 shares of Company Stock (of which options to purchase an aggregate of 1,466,613 shares of Company Stock were exercisable) and 204,572 shares subject to Restricted Stock Awards. All outstanding shares of capital stock of the Company have been, and all shares that may be issued pursuant to any employee stock option or other compensation plan or arrangement will be, when issued in accordance with the respective terms thereof, duly authorized and validly issued, fully paid and nonassessable and free of preemptive rights. Section 4.05 of the Company Disclosure Schedule contains (i) a complete and correct list of each outstanding stock option to purchase shares of Company Stock, each Restricted Stock Award and each other equity award including the holder, date of grant, type of award (and, for options, whether an incentive stock option), exercise price, vesting schedule (including which awards are subject to accelerated vesting) and number of shares of Company Stock subject thereto and (ii) a summary of such stock options, Restricted Stock Awards and other equity awards by tranche, including for each tranche the information specified in clause (i) above other than the names of individual holders.

(b) There are no outstanding bonds, debentures, notes or other indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of the Company may vote. Except as set forth in this Section 4.05 and for changes since October 19, 2009 resulting from the exercise of Company Stock Options outstanding on such date, there are no issued, reserved for issuance or outstanding (i) shares of capital stock or other voting securities of or ownership interests in the Company, (ii) securities of the Company convertible into or exchangeable for shares of capital stock or other voting securities of or ownership interests in the Company or (iii) warrants, calls, options or other rights to acquire from the Company, or other obligation of the Company to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of the Company, or (iv) restricted shares, stock appreciation rights, performance units, contingent value rights, “phantom” stock or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock of or voting securities of the Company (the items in clauses (i) through (iv) being referred to collectively as the “Company Securities”). There are no outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any of the Company Securities. Neither the Company nor any of its Subsidiaries is a party to any voting agreement with respect to the voting of any Company Securities.

(c) Except as set forth in this Section 4.05, none of (i) the shares of capital stock of the Company or (ii) Company Securities are owned by any Subsidiary of the Company.

Section 4.06. Subsidiaries. (a) Each Subsidiary of the Company has been duly organized, is validly existing and (where applicable) in good standing (or has active status) under the laws of its jurisdiction of organization, has all organizational powers and all governmental licenses, authorizations, permits, consents and approvals required to carry on its business as now conducted, except for those licenses, authorizations, permits, consents and approvals the absence of which would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company. Each such Subsidiary is duly qualified to do business as a foreign entity and is in good standing (or has active status) in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company. All Subsidiaries of the Company and their respective jurisdictions of organization are identified in Section 4.06 of the Company Disclosure Schedule.

(b) All of the outstanding capital stock of or other voting securities of, or ownership interests in, each Subsidiary of the Company, is owned by the Company, directly or indirectly, free and clear of any Lien and free of any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other voting securities or ownership interests). There are no issued, reserved for issuance or outstanding (i) securities of the Company or any of its Subsidiaries convertible into, or exchangeable for, shares of capital stock or other voting securities of, or ownership interests in, any Subsidiary of the Company, (ii) warrants, calls, options or other rights to acquire from the Company or any of its Subsidiaries, or other obligations of the Company or any of its Subsidiaries to issue, any capital stock or other voting securities of, or ownership interests in, or any securities convertible into, or exchangeable for, any capital stock or other voting securities of, or ownership interests in, any Subsidiary of the Company or (iii) restricted shares, stock appreciation rights, performance units, contingent value rights, “phantom” stock or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock or other voting securities of, or ownership interests in, any Subsidiary of the Company (the items in clauses (i) through (iii) being referred to collectively as the “Company Subsidiary Securities”). There are no outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any of the Company Subsidiary Securities. Except for the capital stock or other voting securities of, or ownership interests in, its Subsidiaries, the Company does not own, directly or indirectly, any capital stock or other voting securities of, or ownership interests in, any Person.

Section 4.07. SEC Filings and the Sarbanes-Oxley Act. (a) The Company has delivered or otherwise made available (including through the SEC’s EDGAR system) to Parent (i) the Company’s annual reports on Form 10-K for its fiscal years ended December 31, 2008, 2007 and 2006, (ii) its quarterly reports on Form 10-Q for its fiscal quarters ended June 30 and March 31, 2009, (iii) its proxy or information statements relating to meetings of the stockholders of the Company since December 31, 2006 and (iv) all of its other reports, statements, prospectuses, forms, schedules and registration statements and other documents required to be filed with the SEC since December 31, 2008 (collectively, together with any exhibits and schedules thereto and other information incorporated therein, the “Company SEC Documents”).

(b) As of its filing date (and as of the date of any amendment), each Company SEC Document complied, and each Company SEC Document filed subsequent to the date hereof will comply, as to form in all material respects with the applicable requirements of the 1933 Act and the 1934 Act, as the case may be.

(c) As of its filing date (or, if amended or superseded by a filing prior to the date hereof, on the date of such filing), each Company SEC Document filed pursuant to the 1934 Act did not, and each Company SEC Document filed subsequent to the date hereof will not, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

(d) Each Company SEC Document that is a registration statement, as amended or supplemented, if applicable, filed pursuant to the 1933 Act, as of the date such registration statement or amendment became effective, did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.

(e) The Company and each of its officers are in compliance in all material respects with the applicable provisions of the Sarbanes-Oxley Act. The management of the Company has, in material compliance with Rule 13a-15 under the 1934 Act, (i) designed disclosure controls and procedures to ensure that material information relating to the Company, including its consolidated Subsidiaries, is made known to the management of the Company by others within those entities, and (ii) disclosed, based on its most recent evaluation prior to the date hereof, to the Company’s auditors and the audit committee of the Company’s Board of Directors (A) any significant deficiencies in the design or operation of internal control over financial reporting (“Internal Controls”) which would adversely affect in any material respect the Company’s ability to record, process, summarize and report financial data and have identified for the Company’s auditors any material weaknesses in Internal Controls and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s Internal Controls.

(f) Since February 8, 2007, the Company has complied in all material respects with the applicable listing and corporate governance rules and regulations of Nasdaq.

Section 4.08. Financial Statements. The audited consolidated financial statements and unaudited consolidated interim financial statements of the Company included or incorporated by reference in the Company SEC Documents fairly present the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and their consolidated results of operations and cash flows for the periods then ended (subject to normal year-end audit adjustments in the case of any unaudited interim financial statements). Such financial statements have been prepared in accordance with GAAP applied on a consistent basis (except as may be indicated in the notes thereto) throughout the periods covered.

Section 4.09. Disclosure Documents. The information supplied by the Company for inclusion or incorporation by reference in the registration statement on Form S-4 or any amendment or supplement thereto pursuant to which shares of Parent Stock issuable as part of the Merger Consideration will be registered with the SEC (the “Registration Statement”) shall not at the time the Registration Statement is declared effective by the SEC (or, with respect to any post-effective amendment or supplement, at the time such post-effective amendment or supplement becomes effective) contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading. The information supplied by the

Company for inclusion in the proxy statement/prospectus, or any amendment or supplement thereto, to be sent to the Company stockholders in connection with the Merger and the other transactions contemplated by this Agreement (the “Proxy Statement”) shall not, on the date the Proxy Statement, and any amendments or supplements thereto, is first mailed to the stockholders of the Company or at the time of the Company Stockholder Approval contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. The representations and warranties contained in this Section 4.09 will not apply to statements or omissions included or incorporated by reference in the Proxy Statement based upon information supplied by Parent, Merger Subsidiary or any of their respective representatives or advisors specifically for use or incorporation by reference therein.

Section 4.10. Absence of Certain Changes. (a) Since the Company Balance Sheet Date, the business of the Company and its Subsidiaries has been conducted in all material respects in the ordinary course consistent with past practices and there has not been any event, occurrence, development or state of circumstances or facts that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

(b) From the Company Balance Sheet Date until the date hereof, there has not been any action taken by the Company or any of its Subsidiaries that, if taken during the period from the date of this Agreement through the Effective Time without Parent’s consent, would constitute a breach of Section 6.01.

Section 4.11. No Undisclosed Material Liabilities. There are no liabilities or obligations of the Company or any of its Subsidiaries of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, and there is no existing condition, situation or set of circumstances that could reasonably be expected to result in such a liability or obligation, other than: (i) liabilities or obligations disclosed and provided for in the Company Balance Sheet or in the notes thereto; (ii) liabilities or obligations incurred under this Agreement or in connection with the transactions contemplated hereby; (iii) liabilities or obligations that have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company; and (iv) liabilities or obligations that have been discharged or paid in full prior to the date of this Agreement.

Section 4.12. Compliance with Laws and Court Orders. The Company and each of its Subsidiaries are, and since January 1, 2007 have been, in compliance with all Applicable Laws, and to the knowledge of the Company have not been given notice of any violation of any Applicable Law, except for failures to comply or violations that have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company. There is no judgment, decree, injunction, rule or order of any arbitrator or

Governmental Authority outstanding against the Company or any of its Subsidiaries that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company or that in any manner seeks to prevent, enjoin, alter or materially delay the Merger or any of the other transactions contemplated hereby.

Section 4.13. Litigation. There is no Proceeding pending or, to the knowledge of the Company, threatened against the Company, any of its Subsidiaries, any present or former officer, director or employee of the Company or any of its Subsidiaries or any other Person for whom the Company or any of its Subsidiaries may be liable or any of their respective properties before (or, in the case of threatened Proceedings, that would be before) or by any Governmental Authority or arbitrator, in each case that would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

Section 4.14. Properties. (a) Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, the Company and its Subsidiaries have good title to, or valid leasehold interests in, all property and assets reflected on the Company Balance Sheet or acquired after the Company Balance Sheet Date, except as have been disposed of since the Company Balance Sheet Date in the ordinary course of business consistent with past practice.

(b) Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, (i) each lease, sublease or license (each, a “Company Lease”) under which the Company or any of its Subsidiaries leases, subleases or licenses any real property is valid and in full force and effect and (ii) neither the Company nor any of its Subsidiaries, nor to the Company’s knowledge any other party to a Company Lease, has violated any provision of, or taken or failed to take any act which, with or without notice, lapse of time, or both, would constitute a default under the provisions of such Company Lease, and neither the Company nor any of its Subsidiaries has received notice that it has breached, violated or defaulted under any Company Lease.

(c) Section 4.14 of the Company Disclosure Schedule sets forth a complete and correct list of each Company Lease or sublease (whether of real or personal property) to which the Company or any of its Subsidiaries is party as either lessor or lessee and that provides for either (i) annual payments after the date hereof of $500,000 or more or (ii) aggregate payments after the date hereof of $1,000,000 or more. The Company has made available to Parent true, correct and complete copies of each such Company Lease or sublease together with all amendments, modifications, supplements, renewals, extensions and guarantees related thereto. Each such Company Lease or sublease (together with all documents made available to Parent) constitutes the entire agreement with the other parties thereto such that there are no understandings, representations, warranties or promises not set forth in full in the documents made available to Parent.

Section 4.15. Intellectual Property. (a) The Company and each of its Subsidiaries owns, or is licensed under, or otherwise possesses sufficient rights under, the Intellectual Property necessary to conduct the business of the Company and its Subsidiaries, as presently conducted. No material Intellectual Property owned by the Company or any of its Subsidiaries and to the Company’s knowledge, no material Intellectual Property licensed to the Company or any of its Subsidiaries is subject to any outstanding order, judgment, decree, stipulation, agreement or encumbrance that materially conflicts with the use and distribution thereof by or for the Company or such Subsidiary in its business, as presently conducted.

(b) Section 4.15(b) of the Company Disclosure Schedule sets forth a true and complete list of all registrations and applications for registration with any Governmental Authority of any Intellectual Property by the Company or any of its Subsidiaries (the “Registered Company Intellectual Property”), including, to the extent applicable, the jurisdictions in which each such Registered Company Intellectual Property right has been issued or registered or in which any application for such issuance and registration has been filed. Except for Permitted Liens, and subject to the Outbound Licenses, the Company and each of its Subsidiaries solely and exclusively own or exclusively license all right, title and interest in and to their respective Company Intellectual Property, free and clear of any Liens. In addition, (i) neither the Company nor any Subsidiary has received any notice or claim challenging or otherwise questioning the validity, enforceability, or rights of the Company and its Subsidiaries in any Company Intellectual Property, (ii) there is no such claim pending against the Company or any of its Subsidiaries and (iii) the Company does not know of any circumstances that might give rise to such claim.

(c) Section 4.15(c) of the Company Disclosure Schedule sets forth a true and complete list of all (i) licenses, sublicenses and other agreements to which the Company or any Subsidiary of the Company is a party and pursuant to which any Person is authorized to use or has an option to obtain the right to use any material Company Intellectual Property other than non-exclusive licenses granted to customers in the ordinary course of business and consistent with past practice (“Outbound Licenses”) and (ii) all licenses, sublicenses and other agreements as to which the Company or any of its Subsidiaries is a party and pursuant to which the Company or any of its Subsidiaries is authorized to use any Intellectual Property of any Third Party (other than standard-form end user license agreements for commercial off-the-shelf software with an acquisition cost of less than $10,000 per license) (“Inbound Licenses”). To the Company’s knowledge, neither the Company nor any of its Subsidiaries is in violation or breach of any Outbound License or Inbound License. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby will not alter, encumber, impair or extinguish any material Intellectual Property right of the Company or any of its Subsidiaries or impair the right of Parent to develop, use, sell, license or dispose of, or to bring any action for the infringement of any material Company Intellectual Property. The Company has furnished to the Parent prior to the execution and delivery of this Agreement true and complete copies of the current standard form agreements used by the Company or any Subsidiary relating to the license or sale of material products and services of the Company and its Subsidiaries.

(d) To the knowledge of the Company, there is no current unauthorized use, disclosure, infringement or misappropriation of any material Company Intellectual Property rights by any Third Party, including any employee or former employee of the Company or any of its Subsidiaries.

(e) Neither the Company nor any of its Subsidiaries is a party to any suit, action or proceeding that involves a claim of infringement by the Company or any of its Subsidiaries of any Intellectual Property of any Third Party nor to the Company’s knowledge has any such suit, action or proceeding being threatened against the Company or any of its Subsidiaries. To the knowledge of the Company, neither the Company nor any Subsidiary has infringed or misappropriated any Intellectual Property of any Third Party in any material respect.

(f) The Company or its Subsidiaries have, in the ordinary course of business, taken commercially reasonable steps, in accordance with normal industry practice, to maintain the confidentiality of all Trade Secrets included in the Company Intellectual Property. Except as would not result in or would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, each employee, consultant and independent contractor of the Company and its Subsidiaries has executed a proprietary information and confidentiality agreement substantially in the Company’s standard form, which form has been made available to Parent. No Trade Secret included in the Company Intellectual Property owned by the Company or its Subsidiaries has been disclosed other than to employees, representatives and agents of the Company or any Subsidiary who are bound by written confidentiality agreements.

(g) No government funding and no funding or facilities of a university, college, other educational institution or research center was used in the development of any Company Intellectual Property.

(h) No party other than the Company or its Subsidiaries possesses any current or contingent rights to any material source code that is part of the Intellectual Property owned by the Company, and no material software included in the Company Intellectual Property or distributed by the Company or any of its Subsidiaries contains any software code that is licensed under any terms or conditions and used in a manner that requires that such software be (i) made available or distributed in source code form, (ii) licensed for the purpose of making derivative works, (iii) licensed under terms that allow reverse engineering, reverse assembly or disassembly of any kind or (iv) redistributable at no charge.

(i) To the knowledge of the Company, no material software included in the Company Intellectual Property contains any virus, worm, Trojan Horse, bomb, backdoor, clock, timer, or other similar code, feature, design or routine which can cause such software to be erased, inoperable, or otherwise incapable of being used, either automatically or upon command by any Person.

(j) The Company’s IT Assets operate and perform in a manner that permits the Company and its Subsidiaries to conduct their respective businesses as currently conducted and currently proposed to be conducted and to the knowledge of the Company, no Person has gained unauthorized access to the Company’s IT Assets; and the Company and its Subsidiaries have implemented reasonable backup and disaster recovery technology consistent with industry practices.

Section 4.16. Taxes. (a) All material Tax Returns required by Applicable Law to be filed with any Taxing Authority by, or on behalf of, the Company or any of its Subsidiaries have been filed when due (taking into account extensions of time) in accordance with all Applicable Laws, and all such material Tax Returns are, or shall be at the time of filing, true and complete in all material respects.

(b) The Company and each of its Subsidiaries has paid (or has had paid on its behalf) or has withheld and remitted to the appropriate Taxing Authority all Taxes due and payable, or, where payment is not yet due, has established (or has had established on its behalf and for its sole benefit and recourse) in accordance with GAAP an adequate accrual for all Taxes through the end of the last period for which the Company and its Subsidiaries ordinarily record items on their respective books.

(c) The income and franchise Tax Returns of the Company and its Subsidiaries through the Tax year ended December 31, 2005 have been examined and closed or are Tax Returns with respect to which the applicable period for assessment under Applicable Law, after giving effect to extensions or waivers, has expired.

(d) There is no (i) claim, action, suit or proceeding now pending or, to the Company’s knowledge, threatened against or with respect to the Company or its Subsidiaries in respect of any Tax or Tax asset or (ii) audit or investigation, to the Company’s knowledge, now pending or threatened against or with respect to the Company or its Subsidiaries in respect of any Tax or Tax asset. Neither the Company nor any of its Subsidiaries has received notice of any pending or threatened audit or investigation in respect of any Tax or Tax asset.

(e) During the two-year period ending on the date hereof, neither the Company nor any of its Subsidiaries was a distributing corporation or a controlled corporation in a transaction intended to be governed by Section 355 of the Code.

(f) Neither the Company nor any of its Subsidiaries owns a fee simple interest in real property in any jurisdiction in which a Tax is imposed, or the value of the interest is reassessed, on the transfer of a fee simple interest in real property and which treats the transfer of an interest in an entity that owns a fee simple interest in real property as a transfer of the interest in real property. No material Tax will be imposed on the transfer of an interest in real property as a result of the transactions contemplated in this Agreement.

(g) Section 4.16(g) of the Company Disclosure Schedule contains a list of all jurisdictions (whether foreign or domestic) in which the Company or any of its Subsidiaries currently files Tax Returns.

(h) Neither the Company nor any of its Affiliates has taken or agreed to take any action, or is aware of any fact or circumstance, that would prevent the Merger from qualifying as a 368 Reorganization.

(i) “Tax” means (i) any tax, governmental fee or other like assessment or charge of any kind whatsoever (including withholding on amounts paid to or by any Person), together with any interest, penalty, addition to tax or additional amount imposed by any Governmental Authority (a “Taxing Authority”) responsible for the imposition of any such tax (domestic or foreign), and any liability for any of the foregoing as transferee, (ii) liability for the payment of any amount of the type described in clause (i) as a result of being or having been before the Effective Time a member of an affiliated, consolidated, combined or unitary group, or a party to any agreement or arrangement, as a result of which liability of a Person to a Taxing Authority is determined or taken into account with reference to the activities of any other Person, and (iii) liability for the payment of any amount as a result of being party to any Tax Sharing Agreement. “Tax Return” means any report, return, document, declaration or other information or filing required to be supplied to any Taxing Authority with respect to Taxes, including information returns, any documents with respect to or accompanying payments of estimated Taxes, or with respect to or accompanying requests for the extension of time in which to file any such report, return, document, declaration or other information. “Tax Sharing Agreements” means all agreements or arrangements (whether or not written) entered into prior to the Effective Time that provide for the allocation, apportionment, sharing or assignment of any Tax liability or benefit, or the transfer or assignment of income, revenues, receipts, or gains for the purpose of determining any Person’s Tax liability.

Section 4.17. Employee Benefit Plans. (a) Section 4.17 of the Company Disclosure Schedule contains a correct and complete list identifying each “employee benefit plan,” as defined in Section 3(3) of ERISA, each employment, severance or similar contract, plan, arrangement or policy and each other plan or arrangement (written or oral) providing for compensation, bonuses, profit-sharing, stock option or other stock related rights or other forms of incentive or deferred compensation, vacation benefits, insurance (including any self-insured arrangements), health or medical benefits, employee assistance program, disability or sick leave benefits, workers’ compensation, supplemental unemployment benefits, severance benefits and post-employment or retirement benefits (including compensation, pension, health, medical or life insurance benefits) which is maintained, administered or contributed to by the Company or any of its Affiliates and covers any employee or former employee of the Company or any of its Subsidiaries, or with respect to which the Company or any of its Subsidiaries has any liability (collectively, the “Company Employee Plans”). Copies of the Company Employee Plans (and, if applicable, related trust or funding agreements or insurance policies) and all amendments thereto and written interpretations thereof have been furnished to Parent together with the most recent annual report (Form 5500 including, if applicable, Schedule B thereto) and tax return (Form 990) prepared in connection with any such plan or trust.

(b) Neither the Company nor any ERISA Affiliate nor any predecessor thereof sponsors, maintains or contributes to, or has in the past sponsored, maintained or contributed to, any Company Employee Plan subject to Title IV of ERISA. Neither the Company nor any ERISA Affiliate nor any predecessor thereof contributes to, or has in the past contributed to, any multiemployer plan, as defined in Section 3(37) of ERISA or, as applicable, under the provisions of applicable Canadian, federal or provincial pension standards legislation.

(c) Each Company Employee Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter, or has pending or has time remaining in which to file, an application for such determination from the Internal Revenue Service, and the Company is not aware of any reason why any such determination letter should be revoked or not be reissued. The Company has made available to Parent copies of the most recent Internal Revenue Service determination letters with respect to each such Company Employee Plan. Each Company Employee Plan has been maintained in material compliance with its terms and with the requirements prescribed by any and all statutes, orders, rules and regulations, including ERISA and the Code, which are applicable to such Company Employee Plan. No material events have occurred with respect to any Company Employee Plan that could result in payment or assessment by or against the Company of any material excise taxes under Sections 4972, 4975, 4976, 4977, 4979, 4980B, 4980D, 4980E or 5000 of the Code.

(d) The consummation of the transactions contemplated by this Agreement will not (either alone or together with any other event) entitle any current or former employee or independent contractor of the Company or any of its Subsidiaries to bonus, severance or retirement pay or accelerate the time of payment or vesting or trigger any payment of funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable or trigger any other material obligation.

(e) There is no contract, plan or arrangement (written or otherwise) covering any employee or former employee of the Company or any of its Subsidiaries that, individually or collectively, could give rise to the payment of any amount that would not be deductible pursuant to the terms of Section 280G or 162(m) of the Code.

(f) Section 4.17(f) of the Company Disclosure Schedule lists (i) all the agreements, arrangements and other instruments which give rise to an obligation to make or set aside amounts payable to or on behalf of the officers of the Company and its Subsidiaries as a result of the transactions contemplated by this Agreement and/or any subsequent employment termination (whether by the Company or the officer), true and complete copies of which have been previously provided to Parent and (ii) the maximum aggregate amounts so payable to each such individual as a result of the transactions contemplated by this Agreement and/or any subsequent employment termination (whether by the Company or the officer).

(g) Neither the Company nor any of its Subsidiaries has any liability in respect of post-retirement health, medical or life insurance benefits for retired, former or current employees of the Company or its Subsidiaries except as required to avoid excise tax under Section 4980B of the Code.

(h) There has been no amendment to, written interpretation or announcement (whether or not written) by the Company or any of its Affiliates relating to, or change in employee participation or coverage under, a Company Employee Plan which would increase materially the expense of maintaining such Employee Plan above the level of the expense incurred in respect thereof for the fiscal year ended December 31, 2008.

(i) Neither the Company nor any of its Subsidiaries is a party to or subject to, or is currently negotiating in connection with entering into, any collective bargaining agreement or other contract or understanding with a labor union or organization. There is no (i) material unfair labor practice, labor dispute (other than routine individual grievances) or labor arbitration proceeding pending or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries relating to their businesses, (ii) activity or proceeding by a labor union or representative thereof to the knowledge of the Company to organize any employees of the Company or any of its Subsidiaries or (iii) lockout, strike, slowdown, work stoppage or threat thereof by or with respect to such employees, and during the last three years there has not been any such action.

(j) In the last three years, (i) there has been no “mass layoff” or “plant closing” as defined by the Worker Adjustment and Retraining Notification Act of 1998 (the “WARN Act”) in respect of the Company or any of its Subsidiaries and (ii) neither the Company nor any of its Subsidiaries has been affected by any transactions or engaged in layoffs or employment terminations sufficient in number to trigger application of any state, local, or foreign law or regulation which is similar to the WARN Act.

(k) All contributions and payments accrued under each Company Employee Plan, determined in accordance with prior funding and accrual practices, as adjusted to include proportional accruals for the period ending as of the date hereof, have been discharged and paid on or prior to the date hereof except to the extent reflected as a liability on the Company Balance Sheet.

(l) There is no action, suit, investigation, audit or proceeding pending against or involving or, to the knowledge of the Company, threatened against or involving, any Company Employee Plan before any Governmental Authority.

(m) No International Plan is a defined benefit plan.

Section 4.18. Environmental Matters. (a) Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company: (i) no notice, notification, demand, request for information, citation, summons or order has been received, no complaint has been filed, no penalty has been assessed, and no investigation, action, claim, suit, proceeding or review (or any basis therefor) is pending or, to the knowledge of the Company, is threatened by any Governmental Authority or other Person relating to the Company or any of its Subsidiaries and relating to or arising out of any Environmental Law; (ii) the Company and its Subsidiaries are and have been in compliance with all Environmental Laws and all Environmental Permits; and (iii) there are no liabilities or obligations of the Company or any of its Subsidiaries of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise arising under or relating to any Environmental Law, Environmental Permit or any Hazardous Substance and there is no condition, situation or set of circumstances that could reasonably be expected to result in or be the basis for any such liability or obligation.

(b) There has been no environmental investigation, study, audit, test, review or other analysis conducted of which the Company has knowledge in relation to the current or prior business of the Company or any of its Subsidiaries or any property or facility now or previously owned or leased by the Company or any of its Subsidiaries that has not been delivered to Parent at least five Business Days prior to the date hereof.

(c) Neither the Company nor any of its Subsidiaries owns, leases or operates or has owned, leased or operated any real property, or conducts or has conducted any operations, in Connecticut or is subject to the “Connecticut Property Transfer Law” (Sections 22a-134 through 22-134e of the Connecticut General Statutes), (i) to the knowledge of the Company, the location of the Company’s operations in New Jersey is not subject to any outstanding notice, land use restriction, order or other obligation under, and (ii) the consummation of the transactions contemplated hereby requires no filings to be made or actions to be taken pursuant to the New Jersey Industrial Site Recovery Act.

(d) For purposes of this Section 4.18, the terms “Company” and “Subsidiaries” shall include any entity that is, in whole or in part, a predecessor of the Company or any of its Subsidiaries.

Section 4.19. Material Contracts. (a) Section 4.19 of the Company Disclosure Schedule contains a complete and correct list of each of the following contracts:

(i) Contracts required to be filed by the Company with the SEC pursuant to Item 601 of Regulation S-K under the 1933 Act;

(ii) each Contract between the Company or any of its Subsidiaries and any of the 20 largest customers of the Company and its Subsidiaries by monthly recurring revenue for the quarter ended June 30, 2009;

(iii) except for the Contracts disclosed in clauses (i) and (ii) above and any other customer Contract, each Contract that involves performance of services or delivery of goods, materials, supplies or equipment by the Company or any of its Subsidiaries, or the payment therefor, by the Company or any of its Subsidiaries providing for either (A) annual payments of $1,000,000 or more or (B) aggregate payments of $2,000,000 or more;

(iv) each Company Lease relating to any data center;

(v) any partnership, joint venture or other similar agreement or arrangement;

(vi) each Contract relating to the acquisition or disposition of any business (whether by merger, sale of stock, sale of assets or otherwise);

(vii) each Contract relating to Indebtedness or the deferred purchase price of property of or by the Company or any of its Subsidiaries (in either case, whether incurred, assumed, guaranteed or secured by any asset) entered into other than in the ordinary course of business consistent with past practice;

(viii) each Contract to which the Company or any of its Subsidiaries is a party creating or granting a Lien (including Liens upon properties acquired under conditional sales, capital leases or other title retention or security devices), other than Permitted Liens;

(ix) each Contract under which the Company or any of its Subsidiaries has, directly or indirectly, made any loan, capital contribution to, or other investment in, any Person (other than the Company or any of its Subsidiaries and other than extensions of credit or loans in the ordinary course of business consistent with past practice);

(x) any agency, dealer, sales representative, marketing or other similar agreement involving the payment or receipt of annual payments in excess of $500,000;

(xi) each Contract that contains any exclusivity provisions restricting the Company or any of its Affiliates or that limits the freedom of the Company or any of its Affiliates to compete in any line of business or with any Person or in any area or which would so limit the freedom of the Company or any of its Affiliates after the Closing Date;

(xii) each Contract providing for indemnification of any Person with respect to material liabilities relating to any current or former business of the Company, any of its Subsidiaries or any predecessor Person other than indemnification obligations of the Company or any of its Subsidiaries pursuant to the provisions of a Contract entered into by the Company or any of its Subsidiaries in the ordinary course of business consistent with past practices and that could not reasonably be expected to have a Material Adverse Effect on the Company; and

(xiii) any other agreement, commitment, arrangement or plan not made in the ordinary course of business involving the payment or receipt of annual payments in excess of $1,000,000.

(b) As of the date of this Agreement, except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, each agreement, contract, plan, Company Lease, arrangement or commitment disclosed in the Company Disclosure Schedule or required to be disclosed pursuant to this Section 4.19 (each, a “Material Contract”) is a valid and binding agreement of the Company or a Subsidiary, as the case may be, and is in full force and effect, and none of the Company, any of its Subsidiaries or, to the knowledge of the Company, any other party thereto is in default or breach in any material respect under the terms of any such agreement, contract, plan, Company Lease, arrangement or commitment, and, to the knowledge of the Company, no event or circumstance has occurred that, with notice or lapse of time or both, would constitute any event of default thereunder.

(c) To the knowledge of the Company, as of the date of this Agreement no person is renegotiating, or has an express right (absent any default or breach of a Material Contract) pursuant to the terms of any Material Contract to renegotiate, any material amount paid or payable to the Company under any Material Contract or any other material term or provision of any Material Contract. As of the date of this Agreement, the Company has not received any written indication of an intention to terminate any of the Material Contracts by any of the parties to any of the Material Contracts.

(d) Complete and correct copies of each Material Contract in existence as of the date of this Agreement have been made available by the Company to Parent prior to the date of this Agreement.

Section 4.20. Finders’ Fees. Except for Piper Jaffray & Co., Deutsche Bank Securities, Royal Bank of Canada and Raymond James & Associates, copies of whose engagement agreements have been provided to Parent, there is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of the Company or any of its Subsidiaries who might be entitled to any fee or commission from the Company or any of its Affiliates upon consummation of the transactions contemplated by this Agreement.

Section 4.21. Opinion of Financial Advisor. The Company has received the opinion of Raymond James & Associates, financial advisor to the Company, to the effect that, as of the date of this Agreement, the Merger Consideration is fair to the Company’s stockholders from a financial point of view.

Section 4.22. Antitakeover Statutes. The Company has taken all action necessary to exempt the Merger, this Agreement, the Voting Agreement and the transactions contemplated hereby and thereby from Section 203 of Delaware Law, and, accordingly, neither such Section nor any other Delaware antitakeover or similar statute or regulation applies or purports to apply to any such transactions. No other “control share acquisition,” “fair price,” “moratorium” or other antitakeover laws enacted under Delaware, Florida, U.S. federal or, to the knowledge of the Company, any other U.S. state laws apply to this Agreement and or any of the transactions contemplated hereby.

Section 4.23. No Additional Representations. Except as otherwise expressly set forth in this Article IV, neither the Company nor any of its Subsidiaries nor any other Person acting on their behalf makes any representations or warranties of any kind or nature, express or implied in connection with the transactions contemplated by this Agreement.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES OF PARENT

Subject to Section 11.05, except as disclosed in any Parent SEC Document filed after December 31, 2008 and before the date of this Agreement or as set forth in the Parent Disclosure Schedule, Parent represents and warrants to the Company that:

Section 5.01. Corporate Existence and Power. Each of Parent and Merger Subsidiary is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation and has all corporate powers and all governmental licenses, authorizations, permits, consents and approvals required to carry on its business as now conducted, except for those licenses, authorizations, permits, consents and approvals the absence of which would not have, individually or in the aggregate, a Material Adverse Effect on Parent. Parent is duly qualified to do business as a foreign corporation and is in good standing (or has active status) in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent. Parent has heretofore made available to the Company true and complete copies of the certificates of incorporation and bylaws of Parent and Merger Subsidiary as currently in effect. Since the date of its incorporation, Merger Subsidiary has not engaged in any activities other than the execution of this Agreement, the performance of its obligations hereunder and matters ancillary thereto.

Section 5.02. Corporate Authorization. (a) The execution, delivery and performance by Parent and Merger Subsidiary of this Agreement and the consummation by Parent and Merger Subsidiary of the transactions contemplated hereby are within the corporate powers of Parent and Merger Subsidiary and, except as provided in the next sentence and for the adoption of this Agreement by the sole stockholder of Merger Subsidiary have been duly authorized by all necessary corporate action. Except as may be required as a result of the issuance of Parent Stock pursuant to Section 2.02(k), no vote of the holders of Parent’s capital stock is required in connection with the consummation of the Merger. This Agreement has been duly and validly executed and delivered by Parent and Merger Subsidiary and, assuming the due authorization, execution and delivery hereof by the Company, constitutes a valid and binding agreement of each of Parent and Merger Subsidiary, enforceable against Parent and Merger Subsidiary in accordance with its terms (subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws affecting creditors’ rights generally and general principles of equity).

(b) At a meeting duly called and held, Parent’s Board of Directors has approved, adopted and declared advisable this Agreement and the transactions contemplated hereby.

Section 5.03. Governmental Authorization. The execution, delivery and performance by Parent and Merger Subsidiary of this Agreement and the consummation by Parent and Merger Subsidiary of the transactions contemplated hereby require no action by or in respect of, or filing with, any Governmental Authority, other than (i) the filing of a certificate of merger with respect to the Merger with the Delaware Secretary of State and appropriate documents with the relevant authorities of other states in which Parent is qualified to do business, (ii) compliance with any applicable requirements of any Applicable Competition Law, (iii) compliance with any applicable requirements of the 1933 Act, the 1934

Act and any other state or federal securities laws, (iv) compliance with any applicable requirements of Nasdaq and (v) any actions or filings the absence of which would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent.

Section 5.04. Non-Contravention. The execution, delivery and performance by Parent and Merger Subsidiary of this Agreement and the consummation by Parent and Merger Subsidiary of the transactions contemplated hereby do not and will not (i) contravene, conflict with, or result in any violation or breach of any provision of the certificate of incorporation or bylaws of Parent or Merger Subsidiary, (ii) assuming compliance with the matters referred to in Section 5.03, contravene, conflict with or result in a violation or breach of any provision of any Applicable Law, (iii) require any consent or other action by any Person under, constitute a default, or an event that, with or without notice or lapse of time or both, would constitute a default, under, or cause or permit the termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit to which Parent or any of its Subsidiaries is entitled under any provision of any agreement or other instrument binding upon Parent or any of its Subsidiaries or any license, franchise, permit, certificate, approval or other similar authorization affecting, or relating in any way to, the assets or business of the Parent and its Subsidiaries or (iv) result in the creation or imposition of any Lien on any asset of the Parent or any of its Subsidiaries, with only such exceptions, in the case of each of clauses (ii) through (iv), as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent.

Section 5.05. Capitalization. (a) As of October 19, 2009, (i) the authorized capital stock of Parent consisted of 300,000,000 shares of Parent Stock and 100,000,000 shares of preferred stock, par value $0.001 per share, (ii) there were outstanding 39,011,738 shares of Parent Stock and employee stock options to purchase an aggregate of 2,109,860 shares of Parent Stock (of which options to purchase an aggregate of 1,713,004 shares of Parent Stock were exercisable), 116,500 shares subject to restricted shares (pursuant to which the underlying shares of common stock have been issued but have not yet vested) and 1,250,120 shares subject to restricted stock units; and (iii) Parent had reserved for issuance 9,608,664 shares of Parent Stock for its convertible subordinated debentures and notes and 1,034 shares of Parent Stock for its common stock warrants. All outstanding shares of capital stock of Parent have been duly authorized and validly issued, fully paid and nonassessable and free of preemptive rights. All outstanding shares of capital stock of Parent have been, and all shares that may be issued pursuant to any employee stock option or other compensation plan or arrangement will be, when issued in accordance with the respective terms thereof, duly authorized and validly issued, fully paid and nonassessable and free of preemptive rights.

(b) The shares of Parent Stock to be issued as part of the Merger Consideration have been duly authorized and, when issued and delivered in accordance with the terms of this Agreement, will have been validly issued and will be fully paid and nonassessable and the issuance thereof is not subject to any preemptive or other similar right.

Section 5.06. Subsidiaries. (a) Each Subsidiary of Parent has been duly organized, is validly existing and (where applicable) in good standing (or has active status) under the laws of its jurisdiction of organization, has all organizational powers and all governmental licenses, authorizations, permits, consents and approvals required to carry on its business as now conducted, except for those licenses, authorizations, permits, consents and approvals the absence of which would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent. Each such Subsidiary is duly qualified to do business as a foreign entity and is in good standing (or has active status) in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent. All Subsidiaries of Parent and their respective jurisdictions of organization are identified in Section 5.06 of the Parent Disclosure Schedule.

(b) All of the outstanding capital stock or other voting securities of, or ownership interests in, each Subsidiary of Parent, is owned by Parent, directly or indirectly, free and clear of any Lien and free of any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other voting securities or ownership interests). There are no issued, reserved for issuance or outstanding (i) securities of Parent or any of its Subsidiaries convertible into, or exchangeable for, shares of capital stock or other voting securities of, or ownership interests in, any of its Subsidiaries, (ii) warrants, calls, options or other rights to acquire from Parent or any of its Subsidiaries, or other obligations of Parent or any of its Subsidiaries to issue, any capital stock or other voting securities of, or ownership interests in, or any securities convertible into, or exchangeable for, any capital stock or other voting securities of, or ownership interests in, any Subsidiary of Parent or (iii) restricted shares, stock appreciation rights, performance units, contingent value rights, “phantom” stock or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock or other voting securities of, or ownership interests in, any Subsidiary of Parent (the items in clauses (i) through (ii) being referred to collectively as the “Parent Subsidiary Securities”). There are no outstanding obligations of Parent or any of its Subsidiaries to repurchase, redeem or otherwise acquire any of the Parent Subsidiary Securities. Except for the capital stock or other voting securities of, or ownership interests in, its Subsidiaries, Parent does not own, directly or indirectly, any capital stock or other voting securities of, or ownership interests in, any Person.

Section 5.07. SEC Filings and the Sarbanes-Oxley Act. (a) Parent has delivered or otherwise made available (including through the SEC’s EDGAR system) to the Company (i) Parent’s annual reports on Form 10-K for its fiscal years ended December 31, 2008, 2007 and 2006, (ii) its quarterly reports on Form 10-Q for its fiscal quarters ended June 30 and March 31, 2009, (iii) its proxy or information statements relating to meetings of the stockholders of Parent since December 31, 2006 and (iv) all of its other reports, statements, prospectuses, forms, schedules and registration statements and other documents required to be filed with the SEC since December 31, 2008 (collectively, together with any exhibits and schedules thereto and other information incorporated therein, the “Parent SEC Documents”).

(b) As of its filing date (and as of the date of any amendment), each Parent SEC Document complied, and each Parent SEC Document filed subsequent to the date hereof will comply, as to form in all material respects with the applicable requirements of the 1933 Act and the 1934 Act, as the case may be.

(c) As of its filing date (or, if amended or superseded by a filing prior to the date hereof, on the date of such filing), each Parent SEC Document filed pursuant to the 1934 Act did not, and each Parent SEC Document filed subsequent to the date hereof will not, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

(d) Each Parent SEC Document that is a registration statement, as amended or supplemented, if applicable, filed pursuant to the 1933 Act, as of the date such registration statement or amendment became effective, did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.

(e) Parent and each of its officers are in compliance in all material respects with the applicable provisions of the Sarbanes-Oxley Act. The management of Parent has, in material compliance with Rule 13a-15 under the 1934 Act, (i) designed disclosure controls and procedures to ensure that material information relating to Parent, including its consolidated Subsidiaries, is made known to the management of Parent by others within those entities, and (ii) disclosed, based on its most recent evaluation prior to the date hereof, to Parent’s auditors and the audit committee of Parent’s Board of Directors (A) any significant deficiencies in Internal Controls which would adversely affect in any material respect Parent’s ability to record, process, summarize and report financial data and have identified for Parent’s auditors any material weaknesses in Internal Controls and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in Parent’s Internal Controls.

(f) Since January 1, 2007, Parent has complied in all material respects with the applicable listing and corporate governance rules and regulations of Nasdaq.

Section 5.08. Financial Statements. The audited consolidated financial statements and unaudited consolidated interim financial statements of Parent included or incorporated by reference in the Parent SEC Documents fairly present the consolidated financial position of Parent and its consolidated Subsidiaries as of the dates thereof and their consolidated results of operations and cash flows for the periods then ended (subject to normal year-end audit adjustments in the case of any unaudited interim financial statements). Such financial statements have been prepared in accordance with GAAP applied on a consistent basis (except as may be indicated in the notes thereto) throughout the periods covered.

Section 5.09. Disclosure Documents. The information supplied by Parent for inclusion or incorporation by reference in the Registration Statement shall not at the time the Registration Statement is declared effective by the SEC (or, with respect to any post-effective amendment or supplement, at the time such post-effective amendment or supplement becomes effective) contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading. The information supplied by Parent for inclusion in the Proxy Statement shall not, on the date the Proxy Statement, and any amendments or supplements thereto, is first mailed to the stockholders of the Company or at the time of the Company Stockholder Approval contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. The representations and warranties contained in this Section 5.09 will not apply to statements or omissions included or incorporated by reference in the Proxy Statement based upon information supplied by the Company or any of its representatives or advisors specifically for use or incorporation by reference therein.

Section 5.10. Absence of Certain Changes. Since December 31, 2008, the business of Parent and its Subsidiaries has been conducted in all material respects in the ordinary course consistent with past practices and there has not been any event, occurrence, development or state of circumstances or facts that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent.

Section 5.11. No Undisclosed Liabilities. There are no liabilities or obligations of Parent or any of its Subsidiaries of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, and there is no existing condition, situation or set of circumstances that could reasonably be expected to result in such a liability or obligation, other than: (1) liabilities or obligations disclosed and provided for in the consolidated balance sheet of Parent and its Subsidiaries as of June 30, 2009 or in the notes thereto as set forth in Parent’s quarterly report on Form 10-Q for the fiscal quarter ended June 30, 2009; (2) liabilities or obligations incurred under this Agreement or in connection with the transactions contemplated hereby; (3) liabilities or obligations that have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent; and (4) liabilities or obligations that have been discharged or paid in full prior to the date of this Agreement.

Section 5.12. Compliance with Laws and Court Orders. Parent and each of its Subsidiaries are, and since January 1, 2007 have been, in compliance with all Applicable Laws, and to the knowledge of Parent have not been given notice of any violation of any Applicable Law, except for failures to comply or violations that have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent. There is no judgment, decree, injunction, rule or order of any arbitrator or Governmental Authority outstanding against the Parent or any of its Subsidiaries that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent or that in any manner seeks to prevent, enjoin, alter or materially delay the Merger or any of the other transactions contemplated hereby.

Section 5.13. Litigation. There is no Proceeding pending against, or, to the knowledge of Parent, threatened against Parent, any of its Subsidiaries, any present or former officer, director or employee of Parent or any of its Subsidiaries or any other Person for whom Parent or any of its Subsidiaries may be liable or any of their respective properties before (or, in the case of threatened Proceedings, would be before) or by any Governmental Authority or arbitrator that would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent.

Section 5.14. Properties. (a) Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent, Parent and its Subsidiaries have good title to, or valid leasehold interests in, all property and assets reflected on the Parent Balance Sheet or acquired after December 31, 2008, except as have been disposed of since December 31, 2008 in the ordinary course of business consistent with past practice.

(b) Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent, (i) each lease, sublease or license (each, a “Parent Lease”) under which Parent or any of its Subsidiaries leases, subleases or licenses any real property is valid and in full force and effect and (ii) neither Parent nor any of its Subsidiaries, nor to Parent’s knowledge any other party to a Parent Lease, has violated any provision of, or taken or failed to take any act which, with or without notice, lapse of time, or both, would constitute a default under the provisions of such Parent Lease, and neither Parent nor any of its Subsidiaries has received notice that it has breached, violated or defaulted under any Parent Lease.

Section 5.15. Finders’ Fees. Except for J.P. Morgan Securities Inc., whose fees will be paid by Parent, there is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of Parent who might be entitled to any fee or commission from the Company or any of its Affiliates upon consummation of the transactions contemplated by this Agreement.

Section 5.16. Financing. At the Effective Time, Parent will have sufficient cash, available lines of credit or other sources of immediately available funds to enable it to deliver the cash portion of the aggregate Merger Consideration payable by virtue of the Merger in accordance with this Agreement.

Section 5.17. No Additional Representations. Except as otherwise expressly set forth in this Article V, neither Parent nor any of its Subsidiaries nor any other Person acting on their behalf makes any representations or warranties of any kind or nature, express or implied in connection with the transactions contemplated by this Agreement.

ARTICLE 6

COVENANTS OF THE COMPANY

The Company agrees that:

Section 6.01. Conduct of the Company. From the date hereof until the Effective Time, except as expressly contemplated by this Agreement or as required by Applicable Law, the Company shall, and shall cause each of its Subsidiaries to, conduct its business in the ordinary course consistent with past practice and use its reasonable best efforts to (i) preserve intact its present business organization, (ii) maintain in effect all of its foreign, federal, state and local licenses, permits, consents, franchises, approvals and authorizations, (iii) keep available the services of its directors, officers and key employees and (iv) maintain satisfactory relationships with its customers, lenders, suppliers and others having material business relationships with it. Without limiting the generality of the foregoing, from the date hereof until the Effective Time, except as expressly contemplated by this Agreement, set forth in Section 6.01 of the Company Disclosure Schedule or as required by Applicable Law, the Company shall not, nor shall it permit any of its Subsidiaries to:

(a) amend its articles of incorporation, bylaws or other similar organizational documents (whether by merger, consolidation or otherwise);

(b) (i) split, combine or reclassify any shares of its capital stock, (ii) declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock, except for dividends by any of its wholly-owned Subsidiaries or (iii) redeem, repurchase or otherwise acquire or offer to redeem, repurchase, or otherwise acquire any Company Securities or any Company Subsidiary Securities (other than the acquisition of Company Securities tendered by employees or former employees in connection with a cashless exercise of Company Stock Options or in order to pay taxes, or for the Company to satisfy withholding obligations in respect of such taxes, in connection with the exercise of Company Stock Options or the lapse of restrictions in respect of Company Restricted Stock Awards, in each case pursuant to the terms of the Company Employee Plans);

(c) (i) issue, deliver or sell, or authorize the issuance, delivery or sale of, any Company Securities or Company Subsidiary Securities, other than the issuance of (A) any shares of the Company Stock upon the exercise of Company Stock Options that are outstanding on the date of this Agreement in accordance with the terms of those options on the date of this Agreement and (B) any Company Subsidiary Securities to the Company or any other Subsidiary of the Company or (ii) amend any term of any Company Security or any Company Subsidiary Security (in each case, whether by merger, consolidation or otherwise);

(d) incur any capital expenditures or any obligations or liabilities in respect thereof, except for (i) those contemplated by the capital expenditure budget set forth in Section 6.01(d) of the Company Disclosure Schedule and (ii) any unbudgeted capital expenditures not to exceed $500,000 individually or $2,000,000 in the aggregate;

(e) acquire (by merger, consolidation, acquisition of stock or assets or otherwise), directly or indirectly, any assets, securities, properties, interests or businesses, other than (i) supplies in the ordinary course of business of the Company and its Subsidiaries in a manner that is consistent with past practice and (ii) capital expenditures permitted by Section 6.01(d);

(f) other than sales of inventory or obsolete equipment in the ordinary course of business consistent with past practice, sell, lease or otherwise transfer, or create or incur any Lien on, any of the Company’s or its Subsidiaries’ assets, securities, properties, interests or businesses if the value of the assets included in any such transaction would exceed $500,000 or the aggregate value of the assets included in all such transaction would exceed $1,000,000;

(g) other than in connection with actions permitted by Section 6.01(d) or Section 6.01(e), make any loans, advances or capital contributions to, or investments in, any other Person;

(h) create, incur, assume, suffer to exist or otherwise be liable with respect to any Indebtedness for borrowed money or guarantees thereof having an aggregate principal amount (together with all other Indebtedness for borrowed money of the Company and its Subsidiaries) outstanding at any time greater than $2,500,000 other than in the ordinary course of business and in amounts and on terms consistent with past practices;

(i) (i) enter into any contract, agreement, arrangement or understanding that would have been a Material Contract if it had been in effect on the date hereof or (ii) enter into, amend or modify in any material respect or terminate any

Company Lease or Material Contract or otherwise waive, release or assign any material rights, claims or benefits of the Company or any of its Subsidiaries;

(j) (A) with respect to any director, officer or employee of the Company or any of its Subsidiaries, (x) grant or increase any severance or termination pay to (or amend any existing severance pay or termination arrangement) or (y) enter into any employment, deferred compensation or other similar agreement (or amend any such existing agreement), (B) increase benefits payable under any existing severance or termination pay policies, (C) establish, adopt or amend in any material respect or in a manner that would increase the costs and benefits of, any collective bargaining, bonus, profit-sharing, thrift, pension, retirement, deferred compensation, stock option, restricted stock or other benefit plan or arrangement or (D) increase compensation, bonus or other benefits payable to any employee of the Company or any of its Subsidiaries, except for annual merit increases in the ordinary course of business consistent with past practice in an amount not to exceed (x) with respect to employees who are eligible for the Company’s annual bonus program, 3% of the base salaries of such employees on an aggregate basis, (y) with respect to employees who are not eligible for the Company’s annual bonus program, 5% of the base salaries of such employees on an aggregate basis and (z) with respect to the Company’s executive officers, 3% of the base salaries of such executive officers on an aggregate basis, in each case above except (1) to the extent required by Applicable Law, (2) to the extent required by the Company Employee Plans as in effect on the date hereof, (3) for the payment of bonuses and other incentive compensation to its employees as part of its normal year-end compensation process following completion of the Company’s 2009 fiscal year, based on actual results and in accordance with the target bonus amount and bonus plan approved by the Company’s Board of Directors and provided to Parent prior to the date of this Agreement and (4) for the establishment of a retention program for its employees in connection with the transactions contemplated by this Agreement on the terms set forth on Section 6.01(j) of the Company Disclosure Schedule;

(k) promote, change the title of or change the reporting responsibilities of any employee, in each case except in the ordinary course of business consistent with past practice;

(l) change the Company’s methods of accounting, except as required by concurrent changes in GAAP or in Regulation S-X of the 1934 Act, as agreed to by its independent public accountants;

(m) settle, or offer or propose to settle, (i) any material litigation, investigation, arbitration, proceeding or other claim involving or against the Company or any of its Subsidiaries if the sum of such settlement and all other settlements made after the date of this Agreement would exceed $100,000, (ii) any stockholder litigation or dispute against the Company or any of its officers or directors or (iii) any litigation, arbitration, proceeding or dispute that relates to the transactions contemplated hereby;

(n) take any action that would make any representation or warranty of the Company hereunder, or omit to take any action necessary to prevent any representation or warranty of the Company hereunder from being, inaccurate in any respect at, or as of any time before, the Effective Time; or

(o) agree, resolve or commit to do any of the foregoing.

Section 6.02. Company Stockholder Meeting. The Company shall cause a meeting of its stockholders (the “Company Stockholder Meeting”) to be duly called and held as soon as reasonably practicable after the Registration Statement is declared effective under the 1933 Act for the purpose of voting on the approval and adoption of this Agreement and the Merger. Subject to Section 6.03, the Board of Directors of the Company shall (i) recommend approval and adoption of this Agreement, the Merger and the other transactions contemplated hereby by the Company’s stockholders, (ii) use its reasonable best efforts to obtain the Company Stockholder Approval, (iii) shall not effect an Adverse Recommendation Change and (iv) otherwise comply with all legal requirements applicable to such meeting. Without limiting the generality of the foregoing, this Agreement and the Merger shall be submitted to the Company’s stockholders at the Company Stockholder Meeting whether or not an Adverse Recommendation Change shall have occurred.

Section 6.03. No Solicitation; Other Offers. (a) General Prohibitions. Neither the Company nor any of its Subsidiaries shall, nor shall the Company or any of its Subsidiaries authorize or permit any of its or their officers, directors, employees, investment bankers, attorneys, accountants, consultants or other agents or advisors (“Representatives”) to, directly or indirectly, (i) solicit, initiate or take any action to facilitate or encourage the submission of any Acquisition Proposal, (ii) enter into or participate in any discussions or negotiations with, furnish any information relating to the Company or any of its Subsidiaries or afford access to the business, properties, assets, books or records of the Company or any of its Subsidiaries to, otherwise cooperate in any way with, or knowingly assist, participate in, facilitate or encourage any effort by any Third Party that is seeking to make, or has made, an Acquisition Proposal, (iii) fail to make, withdraw or modify in a manner adverse to Parent the Company Board Recommendation (or recommend an Acquisition Proposal or take any action or make any statement inconsistent with the Company Board Recommendation) (any of the foregoing in this clause (iii), an “Adverse Recommendation Change”), (iv) grant any waiver or release under any standstill or similar agreement with respect to any class of equity securities of the Company or any of its Subsidiaries, (v) approve any transaction under, or any Person becoming an “interested stockholder” under, Section 203 of Delaware Law or (vi) enter into any agreement in principle, letter of intent, term sheet, merger agreement, acquisition agreement, option agreement or other similar instrument relating to an Acquisition Proposal. It is agreed that any violation of the restrictions on the Company set forth in this Section by any Representative of the Company or any of its Subsidiaries shall be a breach of this Section by the Company.

(b) Exceptions. Notwithstanding Section 6.03(a), at any time prior to the adoption of this Agreement by the Company’s stockholders:

(i) the Company, directly or indirectly through advisors, agents or other intermediaries, may (A) engage in negotiations or discussions with any Third Party and its Representatives that, subject to the Company’s compliance with Section 6.03(a), has made after the date of this Agreement a bona fide, written Acquisition Proposal that the Board of Directors of the Company reasonably believes will lead to a Superior Proposal, (B) furnish to such Third Party or its Representatives non-public information relating to the Company or any of its Subsidiaries pursuant to a non-disclosure agreement (a copy of which shall be provided for informational purposes only to Parent) with such Third Party with terms no less favorable to the Company than those contained in the non-disclosure agreement dated July 14, 2009 between the Company and Parent (the “Non-Disclosure Agreement”); provided that (1) such non-disclosure agreement may contain a less restrictive or no standstill restriction, in which case the Non-Disclosure Agreement shall be deemed to be amended to contain only such less restrictive provision, or to omit such provision, as applicable, and (2) all such information (to the extent that such information has not been previously provided or made available to Parent) is provided or made available to Parent, as the case may be, prior to or substantially concurrently with the time it is provided or made available to such Third Party) and (C) take any nonappealable, final action that any court of competent jurisdiction orders the Company to take;

(ii) following receipt of a Superior Proposal, the Board of Directors of the Company may make an Adverse Recommendation Change; and

(iii) in response to an Intervening Event, the Board of Directors of the Company may make an Adverse Recommendation Change;

in each case referred to in the foregoing clauses (i), (ii) and (iii) only if the Board of Directors of the Company determines in good faith, after consultation with outside legal counsel, that the failure to take such action would be inconsistent with its fiduciary duties under Delaware Law.

In addition, nothing contained herein shall prevent the Board of Directors of the Company from complying with Rule 14d-9 and Rule 14e-2(a) under the 1934 Act (or any similar communication to stockholders in connection with the making or amendment of a tender offer or exchange offer), or from making any legally required disclosure to stockholders, with regard to an Acquisition Proposal so long as any action taken or statement made to so comply is consistent with this Section 6.03; provided that any such action taken or statement made that relates to an Acquisition Proposal shall be deemed to be an Adverse Recommendation

Change unless the Board of Directors of the Company reaffirms the Company Board Recommendation in such statement or in connection with such action.

(c) Required Notices. The Board of Directors of the Company shall not take any of the actions referred to in Section 6.03(b) unless the Company shall have delivered to Parent a prior written notice advising Parent that it intends to take such action, and, after taking such action, the Company shall continue to advise Parent on a current basis of the status and terms of any discussions and negotiations with any Third Party. In addition, the Company shall notify Parent promptly (but in no event later than 24 hours) after receipt by the Company (or any of its Representatives) of any Acquisition Proposal, any indication that a Third Party is considering making an Acquisition Proposal or any request for information relating to the Company or any of its Subsidiaries or for access to the business, properties, assets, books or records of the Company or any of its Subsidiaries by any Third Party that may be considering making, or has made, an Acquisition Proposal. The Company shall provide such notice orally and in writing and shall identify the Third Party making, and the terms and conditions of, any such Acquisition Proposal, indication or request. The Company shall keep Parent fully informed, on a current basis (and in any event within 24 hours of the occurrence of any material changes, developments, discussions or negotiations), of the status and details of any such Acquisition Proposal, indication or request, and shall promptly (but in no event later than 24 hours after receipt) provide to Parent copies of all correspondence and written materials sent or provided to the Company or any of its Subsidiaries that describes any terms or conditions of any Acquisition Proposal (as well as written summaries of any oral communications addressing such matters). Any material amendment to any Acquisition Proposal will be deemed to be a new Acquisition Proposal for purposes of the Company’s compliance with this Section 6.03(c).

(d) “Last Look”. The Board of Directors of the Company shall not make an Adverse Recommendation Change in response to an Acquisition Proposal unless (i) such Acquisition Proposal constitutes a Superior Proposal, (ii) the Company promptly notifies Parent in writing of its intention to do so, attaching the most current version of the proposed agreement under which such Superior Proposal is proposed to be consummated and the identity of the third party making the Superior Proposal, and (iii) Parent does not make, within five Business Days after its receipt of that written notification, an offer that is at least as favorable to the stockholders of the Company as such Superior Proposal (it being understood and agreed that the Company shall not make an Adverse Recommendation Change in response to such Superior Proposal during such five Business Day period and any amendment to the financial terms or other material terms of such Superior Proposal shall require a new written notification from the Company and a new five Business Day period under this Section 6.03(d)). The Board of Directors of the Company shall not make an Adverse Recommendation Change pursuant to Section 6.03(b)(iii) unless (A) the Company notifies Parent, in writing at least five Business Days before taking that action, of its intention to do so, attaching a reasonably detailed explanation of the facts underlying the determination by the Board of Directors of the Company that an Intervening Event has occurred and (B) during such five Business Day period, if requested by Parent, the Company has engaged in good faith negotiations with Parent to amend this Agreement in a manner that would obviate the need for an Adverse Recommendation Change in light of the Intervening Event.

(e) Certain Definitions. For purposes of this Agreement, “Superior Proposal” means a bona fide, unsolicited written Acquisition Proposal on terms that the Board of Directors of the Company determines in good faith by a majority vote, after considering the advice of a financial advisor of nationally recognized reputation and outside legal counsel (taking into account all of the terms and conditions of the Acquisition Proposal, including any break-up fees, expense reimbursement provisions and conditions to consummation), are more favorable and provide greater value to all the Company’s stockholders than as provided hereunder (taking into account any proposal by Parent to amend the terms of this Agreement pursuant to Section 6.03(d)), which the Board of Directors of the Company determines is reasonably likely to be consummated and for which financing, if a cash transaction (whether in whole or in part), is then fully committed or reasonably determined to be available by the Board of Directors of the Company; provided, however, that for purposes of this definition, the references to “10%” in the definition of “Acquisition Proposal” shall be deemed to be references to “50%.”

For purposes of this Agreement, an “Intervening Event” means a material fact, event, change, development or set of circumstances (other than an Acquisition Proposal made after the date of this Agreement) that was neither known nor reasonably foreseeable to the Board of Directors of the Company as of the date of this Agreement (and not relating in any way to any Acquisition Proposal); provided, however, that notwithstanding the foregoing, no fact, event, change, development or set of circumstances relating to Parent that would be excluded from the definition of “Material Adverse Effect” pursuant to clauses (i)(D) or (i)(F) thereof shall be deemed to constitute an Intervening Event or considered in any determination of whether an Intervening Event has occurred.

(f) Obligation to Terminate Existing Discussions. The Company shall, and shall cause its Subsidiaries and its and their Representatives to, cease immediately and cause to be terminated any and all existing activities, discussions or negotiations, if any, with any Third Party and its Representatives and its financing sources conducted prior to the date hereof with respect to any Acquisition Proposal.

Section 6.04. Access to Information. From the date hereof until the Effective Time and subject to Applicable Law and the Non-Disclosure Agreement, the Company shall (i) give to Parent, its counsel, financial advisors, auditors and other authorized representatives reasonable access to the Company’s offices, properties, books and records, (ii) furnish to Parent, its counsel, financial advisors, auditors and other authorized representatives such financial and operating data and other information as such Persons may reasonably request and (iii) instruct its employees, counsel, financial advisors, auditors and other authorized representatives to cooperate with Parent in its investigation. Any investigation by Parent pursuant to this Section shall be conducted in such manner as not to interfere unreasonably with the conduct of the business of the Company. No information or knowledge obtained in any investigation pursuant to this Section shall affect or be deemed to modify any representation or warranty made by the Company hereunder.

Section 6.05. Tax Matters. From the date hereof until the Effective Time, neither the Company nor any of its Subsidiaries shall make or change any material Tax election, change any annual tax accounting period, adopt or change any method of tax accounting, file any material amended Tax Returns or claims for material Tax refunds, enter into any closing agreement, surrender any material Tax claim, audit or assessment, surrender any right to claim a material Tax refund, offset or other reduction in Tax liability, consent to any extension or waiver of the limitations period applicable to any Tax claim or assessment, or take or omit to take any other action outside of the ordinary course of business, if such other action or omission would have the effect of increasing the Tax liability or reducing any Tax asset of the Company or any of its Subsidiaries.

Section 6.06. Company 401(k) Plans. Effective as of the day immediately preceding the Effective Time, unless otherwise directed in writing by Parent at least five Business Days prior to the Effective Time, the Company shall take all actions necessary to effect the termination of any and all 401(k) plans sponsored or maintained by Company and shall provide Parent evidence that each of the Company’s 401(k) plans has been terminated pursuant to an action by the Company’s Board of Directors.

ARTICLE 7

COVENANTS OF PARENT

Section 7.01. Obligations of Merger Subsidiary. Parent shall take all action necessary to cause Merger Subsidiary to perform its obligations under this Agreement and to consummate the Merger on the terms and conditions set forth in this Agreement.

Section 7.02. Voting of Shares. Parent shall vote all shares of Company Stock beneficially owned by it or any of its Subsidiaries in favor of adoption of this Agreement at the Company Stockholder Meeting.

Section 7.03. Director and Officer Liability. Parent shall cause the Surviving Corporation, and the Surviving Corporation hereby agrees, to do the following:

(a) For six years after the Effective Time, the Surviving Corporation shall indemnify and hold harmless the present and former officers and directors of the Company (each, an “Indemnified Person”) in respect of acts or omissions occurring at or prior to the Effective Time (whether the claim is asserted prior to, at or after the Effective Time) to the fullest extent permitted by Delaware Law or any other Applicable Law or provided under the Company’s certificate of incorporation and bylaws in effect on the date hereof and provide advancement of expenses to the same extent to which the relevant Indemnified Person would be entitled to such advancement on the date hereof under Delaware Law or any other Applicable Law or under the Company’s certificate of incorporation or bylaws, as applicable; provided that such indemnification shall be subject to any limitation imposed from time to time under Applicable Law. In the event of any Proceeding related to such acts or omissions, the Surviving Corporation shall cooperate and be entitled to participate in the defense of such matter.

(b) For six years after the Effective Time, Parent shall cause to be maintained in effect provisions in the Surviving Corporation’s certificate of incorporation and bylaws (or in such documents of any successor to the business of the Surviving Corporation) regarding elimination of liability of directors, indemnification of officers, directors and employees and advancement of expenses that are no less advantageous to the intended beneficiaries than the corresponding provisions in existence on the date of this Agreement.

(c) Prior to the Effective Time, the Parent shall cause the Surviving Corporation as of the Effective Time to obtain and fully pay the premium for the non-cancellable extension of the directors’ and officers’ liability coverage of the Company’s existing directors’ and officers’ insurance policies and the Company’s existing fiduciary liability insurance policies (collectively, “D&O Insurance”), in each case for a claims reporting or discovery period of at least six years from and after the Effective Time with respect to any claim related to any period or time at or prior to the Effective Time with terms, conditions, retentions and limits of liability that are no less favorable than the coverage provided under the Company’s existing policies. If the Surviving Corporation for any reason fails to obtain such “tail” insurance policies as of the Effective Time, the Surviving Corporation shall continue to maintain in effect, for a period of at least six years from and after the Effective Time, the D&O Insurance in place as of the date hereof with terms, conditions, retentions and limits of liability that are no less favorable than the coverage provided under the Company’s existing policies as of the date hereof, or the Surviving Corporation shall purchase comparable D&O Insurance for such six-year period with terms, conditions, retentions and limits of liability that are no less favorable than as provided in the Company’s existing policies as of the date hereof; provided that in no event shall Parent or the Surviving Corporation be required to expend for such policies pursuant to this sentence an annual premium amount in excess of 250% of the amount per annum the Company paid in its last full fiscal year, which amount is set forth in Section 7.03(c) of the Company Disclosure Schedule; and provided further that if the aggregate premiums of such insurance coverage exceed such amount, the Surviving Corporation shall be obligated to obtain a policy with the greatest coverage available, with respect to matters occurring prior to the Effective Time, for a cost not exceeding such amount.

(d) If Parent, the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, shall assume the obligations set forth in this Section 7.03.

(e) The rights of each Indemnified Person under this Section 7.03 shall be in addition to any rights such Person may have under the certificate of incorporation or bylaws of the Company or any of its Subsidiaries, or under Delaware Law or any other Applicable Law or under any agreement of any Indemnified Person with the Company or any of its Subsidiaries. These rights shall survive consummation of the Merger and are intended to benefit, and shall be enforceable by, each Indemnified Person.

Section 7.04. Access to Information. From the date hereof until the Effective Time and subject to Applicable Law and the Non-Disclosure Agreement, Parent shall (i) to the extent of the access provided prior to the execution of this Agreement, give to the Company, its counsel, financial advisors, auditors and other authorized representatives reasonable access to Parent’s offices, properties, books and records, (ii) to the extent of the information provided prior to the execution of this Agreement, furnish to the Company, its counsel, financial advisors, auditors and other authorized representatives such financial and operating data and other information as such Persons may reasonably request and (iii) to the extent of the investigations conducted prior to the execution of this Agreement, instruct its employees, counsel, financial advisors, auditors and other authorized representatives to cooperate with the Company in its investigation. Any investigation by the Company pursuant to this Section shall be conducted in such manner as not to interfere unreasonably with the conduct of the business of Parent. No information or knowledge obtained in any investigation pursuant to this Section shall affect or be deemed to modify any representation or warranty made by Parent hereunder.

Section 7.05. Stock Exchange Listing. Parent shall use its reasonable best efforts to cause the shares of Parent Stock to be issued as part of the Merger Consideration to be listed on Nasdaq, subject to official notice of issuance.

Section 7.06. Employee Matters. (a) As of and after the Effective Time, Parent will give each of the employees of the Company and its Subsidiaries who continue employment with Parent after the Effective Time (the “Continuing Employees”) full credit for prior service with the Company and its Subsidiaries

(and prior service with any predecessor corporation that is recognized by the Company immediately prior to the Effective Time) for purposes of eligibility, vesting and accrual of benefits under any Parent Employee Plans (but not for purposes of benefits accrual under any defined benefit pension plan), except where such credit would result in a duplication of benefits under a Company Employee Plan and a Parent Employee Plan. Solely for purposes of this Section 7.06, the term “Parent Employee Plan” means any “employee pension benefit plan” (as defined in Section 3(2) of ERISA), “employee welfare benefit plan” (as defined in Section 3(1) of ERISA), and any other written or oral plan, agreement or arrangement, including insurance coverage, severance benefits, disability benefits, deferred compensation, bonuses and severance benefits (but excluding equity-based compensation plans and any contract, offer letter or agreement of Parent or any of its Subsidiaries with or addressed to an individual), for the benefit of, or relating to, the current employees of Parent or its Subsidiaries and with respect to which eligibility has not been frozen.

(b) Following the date hereof, Parent shall establish retention and integration programs for employees of the Company consisting of a combination of cash and Parent equity awards to be granted following the Effective Time, such that Parent shall make payments of cash and grants of such Parent equity awards with an aggregate value of approximately $1.7 million (such value, with respect to equity awards, based on the value at the time of grant), subject to the recipients’ satisfaction of applicable vesting criteria in such awards. Parent shall determine in its sole discretion which employees of the Company will be eligible to receive awards under this program as well as the terms and timing of any payments and benefits.

(c) Parent, the Company and the Surviving Corporation acknowledge and agree that all provisions contained in this Section 7.06 with respect to employees are included for the sole benefit of the respective parties to this Agreement and shall not create any right in any other Person, including any employees, former employees, any participant in any Company Employee Plan or Parent Employee Plan or any beneficiary thereof or any right to continued employment with Parent, the Company, the Surviving Corporation or any of their Subsidiaries, nor shall they require Parent, the Surviving Corporation or any of their Subsidiaries to continue or amend any particular benefit plan after the consummation of the transactions contemplated in this Agreement for any employee or former employee of Company or any of its Subsidiaries, and any such plan may be amended or terminated in accordance with its terms and Applicable Law.

Section 7.07. Acquisition of Capital Stock of the Company. Parent shall not acquire any capital stock of the Company prior to the Closing.

Section 7.08. Appointment of Parent Director. Effective as of the Effective Time, Parent shall cause to be appointed to the Parent’s Board of Directors an individual designated by the Company and reasonably acceptable to

Parent. In addition, Parent shall nominate such individual for re-election to Parent’s Board of Directors at its 2010 annual meeting of stockholders.

ARTICLE 8

COVENANTS OF PARENT AND THE COMPANY

The parties hereto agree that:

Section 8.01. Reasonable Efforts. (a) Subject to the terms and conditions of this Agreement, the Company and Parent shall use their reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under Applicable Law to consummate the transactions contemplated by this Agreement, including (i) preparing and filing as promptly as practicable with any Governmental Authority or other Third Party all documentation to effect all necessary filings, notices, petitions, statements, registrations, submissions of information, applications and other documents and (ii) obtaining and maintaining all approvals, consents, registrations, permits, authorizations and other confirmations required to be obtained from any Governmental Authority or other Third Party that are necessary, proper or advisable to consummate the transactions contemplated by this Agreement. The Company and Parent shall cooperate with each other in connection with the making of all such filings, including providing copies of all such documents to the non-filing party and its advisors prior to filing. The Company and Parent shall use their respective reasonable efforts to furnish to each other all information required for any application or other filing to be made pursuant to the rules and regulations of any Applicable Law in connection with the transactions contemplated by this Agreement.

(b) In furtherance and not in limitation of the foregoing, Parent shall make the appropriate filings, and pay the applicable filing fees, pursuant to Applicable Competition Laws with respect to the transactions contemplated hereby as promptly as practicable (and with respect to any applicable pre-merger notification requirements under the HSR Act, within 10 Business Days of the date of this Agreement) and shall supply as promptly as practicable any additional information and documentary material that may be requested pursuant to such Applicable Competition Laws and use reasonable efforts to take all other actions necessary to cause the expiration or termination of the applicable waiting periods under those Applicable Competition Laws as soon as practicable, and the Company shall cooperate with all reasonable requests of Parent in connection with such filings, supply of information and materials, and other actions.

(c) Each of Parent and the Company shall (i) promptly notify the other party hereto of any material written or oral communication to that party or its Affiliates from any Governmental Authority, and of any Proceeding of any Governmental Authority commenced or, to its knowledge, threatened against, relating to or involving that party or its Affiliates, (ii) keep the other party reasonably informed of any substantive meeting or discussion with any Governmental Authority in respect of any filing, investigation or inquiry concerning this Agreement or the transactions contemplated hereby, (iii) subject to all applicable privileges, including the attorney-client privilege, furnish the other party with copies of all material correspondence, filings, and communications (and memoranda setting forth the substance thereof) between them and their Affiliates and their respective Representatives, on the one hand, and any Governmental Authority or members of their respective staffs, on the other hand, in each case referred to in the foregoing clauses (i) through (iii) concerning this Agreement and the transactions contemplated hereby, and (iv) promptly notify the other party of any fact, circumstance, change or effect that could reasonably be expected to prevent the consummation of the Merger.

(d) Notwithstanding anything to the contrary herein, nothing in this Section 8.01 shall require Parent or any of its Subsidiaries to, nor shall the Company or any of its Subsidiaries without the prior written consent of Parent agree or offer to: (i) effect any divestiture of, or hold separate (including by establishing a trust or otherwise), or agree to restrict its ownership or operation of, any business or assets of the Company or its Subsidiaries or of Parent or its Subsidiaries, or to enter into any settlement or consent decree, or agree to any undertaking, with respect to any business or assets of the Company or its Subsidiaries or of Parent or its Subsidiaries, (ii) enter into, amend or agree to enter into or amend, any Contracts of the Company or its Subsidiaries or of Parent or its Subsidiaries, (iii) otherwise waive, abandon or alter any material rights or obligations of the Company or its Subsidiaries or of Parent or its Subsidiaries or (iv) file or defend any lawsuit or legal proceeding, appeal any judgment or contest any injunction issued in a Proceeding initiated by a Governmental Authority.

(e) To the extent required as a result of the issuance of Parent Stock pursuant to Section 2.02(k), Parent shall cause a meeting of its stockholders (the “Parent Stockholder Meeting”) to be duly called and held for the purpose of voting on the approval of the issuance of Parent Stock in connection with the Merger (the “Parent Stockholder Approval”). In such event, the Board of Directors of Parent shall (i) recommend approval of the issuance of Parent Stock in connection with the Merger, (ii) use its reasonable best efforts to obtain the Parent Stockholder Approval and (iii) otherwise comply with all legal requirements applicable to such meeting.

Section 8.02. Proxy Statement; Registration Statement. (a) As promptly as practicable after the date hereof, the Company and Parent shall prepare and file the Proxy Statement and the Registration Statement (in which the Proxy Statement will be included) with the SEC. The Company and Parent shall use their reasonable efforts to cause the Registration Statement to become effective under the 1933 Act as soon after such filing as practicable and to keep the Registration Statement effective as long as is necessary to consummate the Merger. Subject to Section 6.03, the Proxy Statement shall include the recommendation of the Board of Directors of the Company in favor of approval and adoption of this Agreement and the Merger. The Company shall use its reasonable efforts to cause the Proxy Statement to be mailed to its stockholders as promptly as practicable after the Registration Statement becomes effective. Each of the Company and Parent shall promptly provide copies, consult with each other and prepare written responses with respect to any written comments received from the SEC with respect to the Proxy Statement and the Registration Statement and advise one another of any oral comments received from the SEC. Each of the Company and Parent shall use its reasonable efforts to ensure that the Registration Statement and the Proxy Statement comply in all material respects with the rules and regulations promulgated by the SEC under the 1933 Act and the 1934 Act, respectively. The fees payable to the SEC in connection with the filing of the Proxy Statement and the Registration Statement shall be borne equally by Parent and the Company.

(b) The Company and Parent shall make all necessary filings with respect to the Merger and the transactions contemplated hereby under the 1933 Act and the 1934 Act and applicable state “blue sky” laws and the rules and regulations thereunder. Each of the Company and Parent will advise the other party, promptly after it receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, the issuance of any stop order, the suspension of the qualification of the Parent Stock issuable in connection with the Merger for offering or sale in any jurisdiction, or any request by the SEC for amendment of the Proxy Statement or the Registration Statement or comments thereon and responses thereto or requests by the SEC for additional information. No amendment or supplement to the Proxy Statement or the Registration Statement shall be filed without the approval of both the Company and Parent, which approval shall not be unreasonably withheld or delayed. If, at any time prior to the Effective Time, any information relating to the Company or Parent, or any of their respective Affiliates, officers or directors should be discovered by the Company or Parent that should be set forth in an amendment or supplement to the Registration Statement or the Proxy Statement so that such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party hereto that discovers such information shall promptly notify the other parties hereto and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by law, disseminated to the stockholders of the Company.

Section 8.03. Public Announcements. Parent and the Company shall consult with each other before issuing any press release, having any communication with the press (whether or not for attribution), making any other public statement or scheduling any press conference or conference call with investors or analysts with respect to this Agreement or the transactions contemplated hereby and, except in respect of any public statement or press release as may be required by Applicable Law or any listing agreement with or rule of any national securities exchange or association, in which case the party required to make the release or announcement shall use its reasonable best efforts to provide the other party reasonable time to comment on such release or announcement in advance of such issuance, shall not issue any such press release or make any such other public statement or schedule any such press conference or conference call before any required consultation as contemplated by this Section 8.03.

Section 8.04. Further Assurances. At and after the Effective Time, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of the Company or Merger Subsidiary, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of the Company or Merger Subsidiary, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets of the Company acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger.

Section 8.05. Notices of Certain Events. Each of the Company and Parent shall promptly notify the other of:

(a) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;

(b) any notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement;

(c) any actions, suits, claims, investigations or proceedings commenced or, to its knowledge, threatened against, relating to or involving or otherwise affecting the Company or any of its Subsidiaries or Parent and any of its Subsidiaries, as the case may be, that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to any Section of this Agreement or that relate to the consummation of the transactions contemplated by this Agreement;

(d) any breach of any representation or warranty contained in this Agreement at any time during the term hereof that could reasonably be expected to cause any of the conditions set forth in Section 9.02(a) or 9.02(d) not to be satisfied; and

(e) any failure of that party to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder, in each case that could reasonably be expected to cause any of the conditions set forth in Section 9.02(a) or 9.02(d) not to be satisfied;

provided that the delivery of any notice pursuant to this Section 8.05 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

Section 8.06. Section 16 Matters. Prior to the Effective Time, and each in accordance with the procedures set forth in Rule 16b-3 promulgated under the Exchange Act and in accordance with the Interpretative Letter dated January 12, 1999 issued by the SEC relating to Rule 16b-3, (a) the Company may approve any dispositions of equity securities of the Company (including derivative securities with respect to equity securities of the Company) resulting from the transactions contemplated by this Agreement by each officer or director of the Company who is subject to Section 16 of the Exchange Act with respect to equity securities of the Company and (b) Parent may approve any acquisitions of equity securities of Parent (including derivative securities with respect to equity securities of Parent) resulting from the transactions contemplated by this Agreement by each officer or director of the Company who will become subject to Section 16 of the Exchange Act with respect to equity securities of Parent.

Section 8.07. Stock Exchange De-Listing; 1934 Act Deregistration. Prior to the Effective Time, the Company shall cooperate with Parent and use its reasonable efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under Applicable Laws and rules and policies of the Nasdaq to enable the de-listing by the Surviving Corporation of the Company Stock from the Nasdaq and the deregistration of the Company Stock under the 1934 Act as promptly as practicable after the Effective Time, and in any event no more than ten days after the Closing Date.

Section 8.08. Section 368 Reorganization. (a) Prior to the Effective Time, each of Parent and the Company shall use its reasonable best efforts to cause the Merger to qualify as a 368 Reorganization, and shall not take any action reasonably likely to cause the Merger not so to qualify. Parent shall use its commercially reasonable efforts not to take, or cause the Company to take, any action after the Effective Time reasonably likely to cause the Merger not to qualify as a 368 Reorganization and (b) each of Parent and the Company shall use its reasonable best efforts to obtain the opinions referred to in Section 9.02(g) and 9.03(b).

ARTICLE 9

CONDITIONS TO THE MERGER

Section 9.01. Conditions to the Obligations of Each Party. The obligations of the Company, Parent and Merger Subsidiary to consummate the Merger are subject to the satisfaction, or waiver at or prior to the Effective Time, of the following conditions:

(a) each of the Company Stockholder Approval and, to the extent required as a result of the issuance of Parent Stock pursuant to Section 2.02(k), the Parent Stockholder Approval shall have been obtained, in each case in accordance with Delaware Law;

(b) no Applicable Law shall prohibit the consummation of the Merger;

(c) any applicable waiting period under Applicable Competition Law relating to the Merger shall have expired or been terminated;

(d) the Registration Statement shall have been declared effective and no stop order suspending the effectiveness of the Registration Statement shall be in effect and no proceedings for such purpose shall be pending before or threatened by the SEC;

(e) the shares of Parent Stock to be issued in the Merger shall have been approved for listing on the Nasdaq, subject to official notice of issuance; and

(f) all actions by or in respect of, or filings with, any Governmental Authority, required to permit the consummation of the Merger shall have been taken, made or obtained.

Section 9.02. Conditions to the Obligations of Parent and Merger Subsidiary. The obligations of Parent and Merger Subsidiary to consummate the Merger are subject to the satisfaction, or waiver at or prior to the Effective Time, of the following further conditions:

(a) (i) the Company shall have performed in all material respects all of its covenants and other obligations hereunder required to be performed by it at or prior to the Effective Time, (ii) (A) the representations and warranties of the Company contained in Sections 4.01, 4.02 and 4.05 shall be true in all material respects at and as of the Effective Time as if made at and as of such time (other than such representations and warranties that by their terms address matters only as of another specified time, which shall be true in all material respects only as of such time) and (B) the other representations and warranties of the Company contained in this Agreement or in any certificate or other writing delivered by the Company pursuant hereto (disregarding all materiality and Material Adverse Effect qualifications contained therein) shall be true at and as of the Effective Time as if made at and as of such time (other than representations and warranties that by their terms address matters only as of another specified time, which shall be true only as of such time), with, in the case of this clause (B) only, only such exceptions as have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company; and (iii) Parent shall have received a certificate signed by an executive officer of the Company to the foregoing effect;

(b) there shall not have been instituted or pending any action or proceeding (or any investigation or other inquiry that might result in such action or proceeding) by any Governmental Authority (i) challenging or seeking to make illegal, to delay materially or otherwise directly or indirectly to restrain or prohibit the consummation of the Merger, seeking to obtain material damages or otherwise directly or indirectly relating to the transactions contemplated by the Merger, (ii) seeking to restrain or prohibit Parent’s, Merger Subsidiary’s or any of Parent’s other Affiliates’ (A) ability effectively to exercise full rights of ownership of the Company Stock, including the right to vote any shares of Company Stock acquired or owned by Parent, Merger Subsidiary or any of Parent’s other Affiliates following the Effective Time on all matters properly presented to the Company’s stockholders, or (B) ownership or operation (or that of its respective Subsidiaries or Affiliates) of all or any material portion of the business or assets of the Company and its Subsidiaries, taken as a whole, or of Parent and its Subsidiaries, taken as a whole, or (iii) seeking to compel Parent or any of its Subsidiaries or Affiliates to dispose of or hold separate all or any material portion of the business or assets of the Company and its Subsidiaries, taken as a whole, or of Parent and its Subsidiaries, taken as a whole;

(c) there shall not have been any action taken, or any Applicable Law enacted, enforced, promulgated, issued or deemed applicable to the Merger, by any Governmental Authority, other than the application of the waiting period provisions of the Applicable Competition Laws, that could reasonably be expected to result in any of the consequences referred to in clauses (i) through (iii) of paragraph (b) above;

(d) since the date of this Agreement, there shall not have occurred any event, occurrence, revelation or development of a state of circumstances or facts which, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect on the Company;

(e) all of the Third Party consents, approvals and agreements listed in Section 9.02(e) of the Company Disclosure Schedule shall have been obtained;

(f) Dissenting Shares do not equal or exceed 10% of outstanding shares of Company Stock; and

(g) Parent shall have received an opinion of Davis Polk & Wardwell LLP in form and substance reasonably satisfactory to Parent, on the basis of certain facts, representations and assumptions set forth in such opinion, dated the Effective Time, to the effect that the Merger will be treated for federal income tax purposes as a reorganization qualifying under the provision of Section 368(a) of the Code and that each of Parent, Merger Subsidiary and the Company will be a party to the reorganization within the meaning of Section 368(b) of the Code. In rendering such opinion, such counsel shall be entitled to rely upon representations of officers of Parent and the Company substantially in the form of Exhibits B and C hereto.

Section 9.03. Conditions to the Obligations of the Company. The obligations of the Company to consummate the Merger are subject to the satisfaction, or waiver at or prior to the Effective Time, of the following further conditions:

(a) (i) each of Parent and Merger Subsidiary shall have performed in all material respects all of its covenants and other obligations hereunder required to be performed by it at or prior to the Effective Time, (ii) (A) the representations and warranties of Parent contained in Sections 5.01 and 5.02 shall be true in all material respects at and as of the Effective Time as if made at and as of such time (other than such representations and warranties that by their terms address matters only as of another specified time, which shall be true in all material respects only as of such time) and (B) the other representations and warranties of Parent contained in this Agreement or in any certificate or other writing delivered by Parent pursuant hereto (disregarding all materiality and Material Adverse Effect qualifications contained therein) shall be true at and as of the Effective Time as if made at and as of such time (other than representations and warranties that by their terms address matters only as of another specified time, which shall be true only as of such time), with, in the case of this clause (B) only, only such exceptions as have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent; and (iii) the Company shall have received a certificate signed by an executive officer of Parent to the foregoing effect;

(b) the Company shall have received an opinion of Holland & Knight LLP in form and substance reasonably satisfactory to the Company, on the basis of certain facts, representations and assumptions set forth in such opinion, dated the Effective Time, to the effect that the Merger will be treated for federal income tax purposes as a reorganization qualifying under the provisions of Section 368(a) of the Code and that each of Parent, Merger Subsidiary and the Company will be a party to the reorganization within the meaning of Section 368(b) of the Code. In rendering such opinion, such counsel shall be entitled to rely upon representations of officers of Parent and the Company substantially in the form of Exhibits B and C hereto; and

(c) since the date of this Agreement, there shall not have occurred any event, occurrence, revelation or development of a state of circumstances or facts which, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect on Parent.

ARTICLE 10

TERMINATION

Section 10.01. Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time (notwithstanding any approval of this Agreement by the stockholders of the Company):

(a) by mutual written agreement of the Company and Parent;

(b) by either the Company or Parent, if:

(i) the Merger has not been consummated on or before five months from the date of this Agreement (the “End Date”); provided that the right to terminate this Agreement pursuant to this Section 10.01(b)(i) shall not be available to any party whose breach of any provision of this Agreement results in the failure of the Merger to be consummated by such time; provided further that, if (A) the Effective Time has not occurred by the

End Date by reason of the non-satisfaction of any of the conditions set forth in Section 9.01(c) and (B) all other conditions in Article 9 have theretofore been satisfied, waived (to the extent legally permissible), or could be promptly satisfied if the conditions set forth in Section 9.01(c) were satisfied, the End Date shall be eight months from the date of this Agreement;

(ii) there shall be any Applicable Law that (A) makes consummation of the Merger illegal or otherwise prohibited or (B) enjoins Parent or the Company from consummating the Merger and such injunction shall have become final and nonappealable;

(iii) at the Company Stockholder Meeting (including any adjournment or postponement thereof), the Company Stockholder Approval shall not have been obtained; or

(iv) at the Parent Stockholder Meeting (including any adjournment or postponement thereof), if required as a result of the issuance of Parent Stock pursuant to Section 2.02(k), the Parent Stockholder Approval shall not have been obtained; or

(c) by Parent, if:

(i) an Adverse Recommendation Change shall have occurred,;

(ii) (A) a breach of any representation or warranty or failure to perform any covenant or agreement on the part of the Company set forth in this Agreement shall have occurred that would cause the condition set forth in Section 9.02(a) not to be satisfied, (B) Parent has delivered to the Company written notice of such breach or failure, (C) at least 15 Business Days have elapsed since the date of delivery of such written notice and such breach or failure shall not have been cured in all material respects and (D) as a result of such uncured breach or failure, the condition set forth in Section 9.02(a) is incapable of being satisfied by the End Date; or

(iii) there shall have been an intentional and material breach of Section 6.02 or Section 6.03; or

(d) by the Company, if (i) a breach of any representation or warranty or failure to perform any covenant or agreement on the part of the Parent or Merger Subsidiary set forth in this Agreement shall have occurred that would cause the condition set forth in Section 9.03(a) not to be satisfied, (ii) the Company has delivered to Parent written notice of such breach or failure, (iii) at least 15 Business Days have elapsed since the date of delivery of such written notice and such breach or failure shall not have been cured in all material respects and (iv) as a result of such uncured breach or failure, the condition set forth in Section 9.03(a) is incapable of being satisfied by the End Date.

The party desiring to terminate this Agreement pursuant to this Section 10.01 (other than pursuant to Section 10.01(a)) shall give notice of such termination to the other party.

Section 10.02. Effect of Termination. If this Agreement is terminated pursuant to Section 10.01, this Agreement shall become void and of no effect without liability of any party (or any stockholder, director, officer, employee, agent, consultant or representative of such party) to the other party hereto; provided that, nothing herein shall relieve any party from liability for any intentional and material breach of any of its obligations under this Agreement or fraud. The provisions of this Section 10.02 and Sections 11.04, 11.07, 11.08 and 11.09 shall survive any termination hereof pursuant to Section 10.01.

ARTICLE 11

MISCELLANEOUS

Section 11.01. Notices. All notices, requests and other communications to any party hereunder shall be in writing (including facsimile transmission) and shall be given,

if to Parent or Merger Subsidiary, to:

Equinix, Inc.

301 Velocity Way, Fifth Floor

Foster City, CA 94404

Attention: Brandi Galvin Morandi, General Counsel

Facsimile No.: (650) 513-7913

with a copy to:

Davis Polk & Wardwell LLP

1600 El Camino Real

Menlo Park, CA 94025

Attention:	Alan Denenberg

Mischa Travers

Facsimile No.: (650) 752-3604

if to the Company, to:

Switch & Data Facilities Company, Inc.

1715 North Westshore Boulevard, Suite 650

Tampa, FL 33607

Attention: Clay Mynard, General Counsel

Facsimile No.: (813) 207-7803

with a copy to:

Holland & Knight LLP

100 N. Tampa Street, Suite 4100

Tampa, FL 33602

Attention:	Robert Grammig

Michael Taylor

Facsimile No.: (813) 229-0134

or to such other address or facsimile number as such party may hereafter specify for the purpose by notice to the other parties hereto. All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 p.m. on a business day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed to have been received on the next succeeding business day in the place of receipt.

Section 11.02. Survival of Representations and Warranties. The representations, warranties and agreements contained herein and in any certificate or other writing delivered pursuant hereto shall not survive the Effective Time, except for the agreements set forth in Section 7.03.

Section 11.03. Amendments and Waivers. (a) Any provision of this Agreement may be amended or waived prior to the Effective Time if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement or, in the case of a waiver, by each party against whom the waiver is to be effective; provided that after the Company Stockholder Approval has been obtained there shall be no amendment or waiver that would require the further approval of the stockholders of the Company under Delaware Law without such approval having first been obtained.

(b) No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Applicable Law.

Section 11.04. Expenses. (a) General. Except as otherwise provided herein, all costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense.

(b) Termination Fee.

(i) If this Agreement is terminated by Parent pursuant to Section 10.01(c)(i) or 10.01(c)(iii), then the Company shall pay to Parent in immediately available funds $26,757,615 (the “Termination Fee”), within two Business Days after such termination.

(ii) If (A) this Agreement is terminated by Parent or the Company pursuant to Section 10.01(b)(i) or 10.01(b)(iii), or by Parent pursuant to Section 10.01(c)(ii), (B) after the date of this Agreement and prior to such termination (in the case of a termination pursuant to Section 10.01(b)(i)), prior to the Company Stockholder Meeting (in the case of a termination pursuant to Section 10.01(b)(iii)) or prior to the breach giving rise to Parent’s right to terminate under Section 10.01(c)(ii) (in the case of a termination pursuant to Section 10.01(c)(ii)), an Acquisition Proposal shall have been publicly announced or otherwise communicated to the Board of Directors of the Company or its stockholders and shall not have been withdrawn prior to such termination (in the case of a termination pursuant to Section 10.01(b)(i)), prior to the Company Stockholder Meeting (in the case of a termination pursuant to Section 10.01(b)(iii)) or prior to the breach giving rise to Parent’s right to terminate under Section 10.01(c)(ii) (in the case of a termination pursuant to Section 10.01(c)(ii)) and (C) within 12 months following the date of such termination, the Company shall have entered into a definitive agreement with respect an Acquisition Proposal or recommended to its stockholders an Acquisition Proposal or an Acquisition Proposal shall have been consummated (provided that for purposes of this clause (C), each reference to “10%” in the definition of Acquisition Proposal shall be deemed to be a reference to “50%”), then the Company shall pay to Parent in immediately available funds, concurrently with the occurrence of the applicable event described in clause (C), the Termination Fee. In no event shall Parent be entitled to receive the Termination Fee on more than one occasion.

(c) Other Costs and Expenses. The Company acknowledges that the agreements contained in this Section 11.04 are an integral part of the transactions contemplated by this Agreement and that, without these agreements, Parent and Merger Subsidiary would not enter into this Agreement. Accordingly, if the Company fails promptly to pay any amount due to Parent pursuant to this Section 11.04, it shall also pay any costs and expenses incurred by Parent or Merger Subsidiary in connection with a legal action to enforce this Agreement that results in a judgment against the Company for such amount, together with interest on the amount of any unpaid fee, cost or expense at the publicly announced prime rate of Citibank, N.A. from the date such fee, cost or expense was required to be paid to (but excluding) the payment date.

Section 11.05. Disclosure Schedule and SEC Document References. (a) The parties hereto agree that any reference in a particular Section to either the Company Disclosure Schedule or the Parent Disclosure Schedule shall only be deemed to be an exception to (or, as applicable, a disclosure for purposes of) (i) the representations and warranties (or covenants, as applicable) of the relevant party that are contained in the corresponding Section of this Agreement and (ii) any other representations and warranties of such party that are contained in this Agreement, but only if the relevance of that reference as an exception to (or a disclosure for purposes of) such representations and warranties would be readily apparent to a reasonable person.

(b) The parties hereto agree that any information contained in any part of any Company SEC Document or Parent SEC Document shall only be deemed to be an exception to (or a disclosure for purposes of) the applicable party’s representations and warranties if the relevance of that information as an exception to (or a disclosure for purposes of) such representations and warranties would be reasonably apparent to a person who has read that information concurrently with such representations and warranties; provided that in no event shall any information contained in any part of any Company SEC Document or Parent SEC Document entitled “Risk Factors” or containing a description or explanation of “Forward-Looking Statements” be deemed to be an exception to (or a disclosure for purposes of) any representations and warranties of any party contained in this Agreement.

Section 11.06. Binding Effect; Benefit; Assignment. (a) The provisions of this Agreement shall be binding upon and, except as provided in Section 7.03, shall inure to the benefit of the parties hereto and their respective successors and assigns. Except as provided in Section 7.03, no provision of this Agreement is intended to confer any rights, benefits, remedies, obligations or liabilities hereunder upon any Person other than the parties hereto and their respective successors and assigns.

(b) No party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of each other party hereto, except that Parent or Merger Subsidiary may transfer or assign its rights and obligations under this Agreement, in whole or from time to time in part, to (i) one or more of their Affiliates at any time and (ii) after the Effective Time, to any Person; provided that such transfer or assignment shall not relieve Parent or Merger Subsidiary of its obligations hereunder or enlarge, alter or change any obligation of any other party hereto or due to Parent or Merger Subsidiary.

Section 11.07. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the conflicts of law rules of such state.

Section 11.08. Jurisdiction. (a) The parties hereto agree that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby (whether brought by any party or any of its Affiliates or against any party or any of its Affiliates) shall be brought in the Delaware Chancery Court or, if such court shall not have jurisdiction, any federal court located in the State of Delaware or other Delaware state court, and each of the parties hereby irrevocably consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 11.01 shall be deemed effective service of process on such party.

Section 11.09. WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 11.10. Counterparts; Effectiveness. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by all of the other parties hereto. Until and unless each party has received a counterpart hereof signed by the other party hereto, this Agreement shall have no effect and no party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication).

Section 11.11. Entire Agreement. This Agreement, the Non-Disclosure Agreement and Voting Agreement constitutes the entire agreement between the parties with respect to the subject matter of this Agreement and supersedes all prior agreements and understandings, both oral and written, between the parties with respect to the subject matter of this Agreement.

Section 11.12. Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other Governmental Authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such a determination that any term, provision, covenant or restriction is invalid, void or unenforceable, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

Section 11.13. Specific Performance. The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof in any federal court located in the State of Delaware or any Delaware state court, in addition to any other remedy to which they are entitled at law or in equity.

[The remainder of this page has been intentionally left blank; the next page is the signature page.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the date set forth on the cover page of this Agreement.

EQUINIX, INC

By:	/s/ Steve Smith
Name: Steve Smith Title: CEO and President

SWITCH & DATA FACILITIES COMPANY, INC.

By:	/s/ William K. Luby
Name: William K. Luby Title: Chairman of the Board of Directors

SUNDANCE ACQUISITION CORPORATION

By:	/s/ Steve Smith
Name: Steve Smith Title: CEO and President

Exhibit A

Form of Voting Agreement

[Omitted pursuant to Item 601(b)(2) of Regulation S-K]

Exhibit B

Form of Representations of Officers of Parent

[Omitted pursuant to Item 601(b)(2) of Regulation S-K]

Exhibit C

Form of Representations of Officers of the Company

[Omitted pursuant to Item 601(b)(2) of Regulation S-K]

Pursuant to Item 601(b)(2) of Regulation S-K, the following schedules to the Merger Agreement have been omitted:

Company Disclosure Schedule

Schedule 4.04	-Non-Contravention

Schedule 4.05	-Capitalization

Schedule 4.06	-Subsidiaries

Schedule 4.14	-Properties

Schedule 4.15	-Intellectual Property

Schedule 4.16	-Taxes

Schedule 4.17	-Employee Benefit Plans

Schedule 4.19	-Material Contracts

Schedule 6.01	-Conduct of the Company

Schedule 9.02	-Conditions to the Obligations of Parent and Merger Subsidiary

Parent Disclosure Schedule

Schedule 5.06	-Subsidiaries

Schedule 5.11	-No Undisclosed Liabilities

Schedule 5.13	-Litigation